Exhibit 99.1
$100,000,000
SENIOR SECURED TERM LOAN AGREEMENT
Dated as of May 23, 2008
among
AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP LP,
as Borrower,
AMERICAN CAMPUS COMMUNITIES, INC.,
as Parent Guarantor,
THE SUBSIDIARY GUARANTORS NAMED HEREIN,
as Subsidiary Guarantors,
THE INITIAL LENDERS NAMED HEREIN,
as Initial Lenders
KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent,
and
KEYBANC CAPITAL MARKETS INC.,
as Lead Arranger,

TABLE OF CONTENTS

Section	Page

-i-

-ii-

SCHEDULES

Schedule I	—	Commitments and Applicable Lending Offices
Schedule II	—	Initial Borrowing Base Properties
Schedule III	—	Pledgors
Schedule IV	—	On-Campus Participating Properties
Schedule 4.01(b)	—	Subsidiaries
Schedule 4.01(d)	—	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(f)	—	Disclosed Litigation
Schedule 4.01(n)	—	Surviving Debt
Schedule 4.01(o)	—	Existing Liens
Schedule 4.01(p)	—	Real Estate Assets
Schedule 4.01(r)	—	Environmental Matters
Schedule 4.01(x)	—	Plans and Welfare Plans
Schedule 4.01(y)	—	Certain Condemnation Proceedings
Schedule 4.01(bb)	—	Debt of On-Campus Participating Entities

EXHIBITS

Exhibit A	—	Form of Note
Exhibit B	—	Form of Notice of Borrowing
Exhibit C	—	Form of Guaranty Supplement
Exhibit D	—	Form of Assignment and Acceptance
Exhibit E	—	Form of Opinion of Counsel to the Loan Parties
Exhibit F	—	Form of Acknowledgement
Exhibit G	—	Form of Borrowing Base Certificate

-iii-

SENIOR SECURED TERM LOAN AGREEMENT
          SENIOR SECURED TERM LOAN AGREEMENT dated as of May 23, 2008 (this “Agreement”) among AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP LP, a Maryland limited partnership (the “Borrower”), AMERICAN CAMPUS COMMUNITIES, INC., a Maryland corporation (the “Parent Guarantor”), the other entities listed on the signature pages hereof as guarantors (together with any Additional Guarantors (as hereinafter defined) acceding hereto pursuant to Section 7.05, the “Subsidiary Guarantors” and, together with the Parent Guarantor, the “Guarantors”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the initial lenders (the “Initial Lenders”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), as administrative agent (together with any successor administrative agent appointed pursuant to Article VIII, the “Administrative Agent”) for the Lenders (as hereinafter defined), and KEYBANC CAPITAL MARKETS INC., as lead arranger (the “Arranger”).
RECITALS
          WHEREAS, Borrower has requested that the Lenders provide a term loan facility; and
          WHEREAS, Administrative Agent and the Lenders are willing to provide such term loan facility to Borrower on and subject to the terms and conditions set forth herein;
          NOW, THEREFORE, for and in consideration of the sum of TEN and NO/100 DOLLARS ($10.00), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “ACCSI” means American Campus Communities Services, Inc., a Delaware corporation and a Subsidiary of the Parent Guarantor.
     “ACCSI Guaranty” means that certain Guaranty, dated as of September 27, 2000, made by American Campus Communities, L.L.C. (“ACCLLC”), as guarantor, in favor of Compass Bank, as lender, in connection with certain construction financing provided by Compass Bank to American Campus (U of H), Ltd., which Guaranty became the obligation of ACCSI as a result of the conversion of ACCLLC from a limited liability company to a corporation pursuant to the Delaware General Corporation Law and the change of its name to “American Campus Communities Services, Inc.”.
     “Acknowledgments” means the Acknowledgments executed by the applicable Companies in favor of the Administrative Agent, acknowledging the pledge of Equity

Interests in such Company to Agent, such Acknowledgments to be substantially in the form of Exhibit F hereto, as the same may be modified, amended or restated.
     “Additional Borrowing Base Property” means any Student Housing Property as to which all of the following conditions have been met: (a) the Borrower has notified the Administrative Agent in writing that it wishes to designate such Student Housing Property as a “Borrowing Base Property”, (b) the Borrower has delivered to the Administrative Agent a description, in detail reasonably satisfactory to the Administrative Agent, of such Student Housing Property, (c) unless otherwise agreed in writing by the Required Lenders, all of the Borrowing Base Property Conditions have been satisfied with respect to such Student Housing Property, and (d) the Borrower has delivered to the Administrative Agent a revised Schedule II hereto reflecting the inclusion of such Student Housing Property within the definition of “Borrowing Base Property”, it being understood that such revised Schedule II shall become effective only upon the inclusion of such Student Housing Property within the definition of “Borrowing Base Property”.
     “Additional Guarantor” has the meaning specified in Section 7.05.
     “Additional Pledgor” means each additional Pledgor which becomes a Pledgor pursuant to Section 7.09(b).
     “Additional Security Documents” has the meaning specified in Section 7.09(b).
     “Administrative Agent” has the meaning specified in the recital of parties to this Agreement.
     “Administrative Agent’s Account” means the account of the Administrative Agent maintained by Administrative Agent at its office at 127 Public Square, Cleveland, Ohio 44114-1306, ABA #041-001-039, credit to KREC Loan Services, Account No.1140228209012, with reference to American Campus Communities Operating Partnership, Attention: Vernon Johnson, or such other account as the Administrative Agent shall specify in writing to the Lenders from time to time.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.
     “Agreement” has the meaning specified in the recital of parties to this Agreement.
     “Agreement Value” means, for each Hedge Agreement as of any date of determination, an amount equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole “Affected Party” (as defined in the Master Agreement), and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of Master Agreement); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement as determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination, or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement as determined by the Administrative Agent to be the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement.
     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.
     “Applicable Margin” means, as of any date of determination, a percentage per annum determined by reference to the Leverage Ratio as set forth below:

		Applicable Margin
Pricing	Leverage	for	Applicable Margin for
Level	Ratio	Base Rate Loans	Eurodollar Rate Loans
I	> 60%	0.750%	2.375%
II	≤ 60% but > 55%	0.500%	2.000%
III	≤ 55% but > 50%	0.250%	1.750%
IV	≤ 50%	0.000%	1.500%
The Applicable Margin for each Base Rate Loan shall be determined by reference to the Leverage Ratio in effect from time to time, and the Applicable Margin for any Interest Period for all Eurodollar Rate Loans comprising part of the same Borrowing shall be determined by reference to the Leverage Ratio in effect on the first day of such Interest Period; provided, however that (a) no change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective until three Business Days after the date on which the Administrative Agent receives (x) the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and (y) a certificate of the Chief Financial Officer of the Borrower demonstrating the Leverage Ratio, and (b) the Applicable Margin shall be at Pricing Level I for so long as the Borrower has not submitted to the Administrative Agent, as and when required under Section 5.03(b) or (c), as applicable, the information described in clause (a) of this proviso.
     “Arranger” has the meaning specified in the recital of parties to this Agreement.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit D hereto.
     “Assuming Lender” has the meaning specified in Section 2.16(d).
     “Assumption Date” has the meaning specified in Section 2.16(d).
     “Bankruptcy Law” means any applicable law governing a proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.
     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of (a) the rate of interest announced publicly by KeyBank in Cleveland, Ohio, from time to time, as KeyBank’s “prime rate” and (b) 0.50% per annum above the Federal Funds Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to a customer. A change in the rate of interest payable hereunder and resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.
     “Base Rate Loan” means a Loan or a portion thereof that bears interest as provided in Section 2.07(a)(i).
     “Borrower” has the meaning specified in the recital of parties to this Agreement.
     “Borrower’s Account” means the account of the Borrower maintained by the Borrower with KeyBank National Association at its office at 127 Public Square, Cleveland, Ohio 44114-1306, ABA No. 041-001-039, Account No. 359681222204, or such other account as the Borrower shall specify in writing to the Administrative Agent from time to time.
     “Borrowing Base Certificate” means a certificate in substantially the form of Exhibit G hereto, duly certified by the Chief Financial Officer of the Parent Guarantor.
     “Borrowing Base Covenants” means the covenants set forth in Section 5.02(o) and Sections 5.04(h) and (i).

     “Borrowing Base Debt” means an amount equal to the sum of (a) existing aggregate principal balance of the mortgage debt encumbering the Borrowing Base Properties and (b) the outstanding balance of the Loans, less the amount of cash on deposit in the Cash Collateral Account.
     “Borrowing Base Debt Service Coverage Ratio” means the ratio of (a) Borrowing Base NOI to (b) Implied Debt Service for the four fiscal-quarter period most-recently ended.
     “Borrowing Base NOI” means the aggregate Net Operating Income from the Borrowing Base Properties for the four (4) fiscal quarters most recently ended. For purposes of calculating Net Operating Income for any Start-Up Student Housing Property not owned and operated by the Borrower for four full fiscal quarters, the Net Operating Income attributable to such Start-Up Student Housing Property shall be calculated on an annualized basis using the sum of (a) the actual historical results for the period that the Start-Up Student Housing Property was owned and operated by the Borrower and (b) the pro-forma results, as approved by the Administrative Agent, for the future period necessary to achieve an annualized number.
     “Borrowing Base Properties” means, collectively, as of any date of determination, (a) each Initial Borrowing Base Property plus (b) each Additional Borrowing Base Property minus (c) each Removed Borrowing Base Property; provided that, unless otherwise agreed in writing by the Required Lenders, if any Initial Borrowing Base Property or Additional Borrowing Base Property shall at any time fail to satisfy the Borrowing Base Property Conditions, such Initial Borrowing Base Property or Additional Borrowing Base Property shall be excluded from the definition of “Borrowing Base Property.”
     “Borrowing Base Property Conditions” means, collectively, the following conditions with respect to any Student Housing Property, each of which shall be established to the satisfaction of the Administrative Agent: (a) such Student Housing Property is 100% owned by the Borrower or a Wholly Owned Subsidiary either (i) in fee simple or (ii) pursuant to and under a ground lease which (A) has a remaining term of at least 30 years (after giving effect to any renewal terms that are exercisable at the sole option of Borrower or the applicable Wholly Owned Subsidiary), (B) contains customary leasehold mortgagee protection rights, and (C) is mortgageable without the applicable ground lessor’s consent (or with only such consents as shall have been obtained); (b) no Person other than a Loan Party has any direct or indirect ownership of any Equity Interest or other voting interest in Borrower or such Wholly Owned Subsidiary (it being understood that no such Person shall be deemed to have any such ownership interest for purposes of this definition solely by virtue of (i) owning any Equity Interest in the Parent Guarantor, or (ii) owning any limited partnership interests in the Borrower; provided that, in the case of this clause (ii), at least 51% of the limited partnership interests in the Borrower are at all times owned by the Parent Guarantor); (c) such Student Housing Property and the interest of Borrower and any Guarantor therein is subject to no Liens or negative pledge other than, with respect to any Student Housing Property, (i) Liens in favor of the Administrative Agent for the benefit of the Lenders pursuant to the Loan

Documents, (ii) those Liens described in clauses (a), (b), (d) and (e) of the definition of “Permitted Liens” and (iii) a first priority mortgage lien on such Student Housing Property (including the rents, issues and profits therefrom), or any interest therein (including the rents, issues and profits therefrom), and related personal property; provided that no default, or event or condition which with the giving of notice or passage of time would become an event of default, under any Debt secured by a Lien described in this clause (c)(iii) has occurred and is continuing; (d) construction of such Student Housing Property is complete, a certificate of occupancy has been issued for such Student Housing Property (or such Student Housing Property may otherwise be lawfully occupied for its intended use), and such Student Housing Property is not otherwise a Development Property; (e) such Student Housing Property is free of material title defects and structural defects, has all Environmental Permits applicable thereto and is not subject to any material Environmental Claim or otherwise in violation of any Environmental Law if the result of such violation would be reasonably likely to result in a material adverse effect on the value of such Student Housing Property; (f) such Student Housing Property is managed by the Borrower or one of its Subsidiaries; (g) such Student Housing Property is located entirely in a state within the United States; (h) such Student Housing Property has been designated as a “Borrowing Base Property” on Schedule II or in a Borrowing Base Certificate in accordance with Section 5.03(d), and in either event has not been removed as a Borrowing Base Property pursuant to Section 5.03(d), (i) with respect to which Student Housing Property the Administrative Agent shall have received the Borrowing Base Qualification Documents (which shall be promptly distributed by Administrative Agent to the Lenders); and (j) all other applicable conditions set forth in Section 3.01(a) have been satisfied with respect to such Subsidiary Guarantor and such Student Housing Property (such satisfaction to be determined mutatis mutandis for any Additional Borrowing Base Property).
     “Borrowing Base Qualification Documents” means, with respect to any Student Housing Property which the Borrower seeks to designate as a Borrowing Base Property, the following which are to be received by Administrative Agent not less than five (5) Business Days prior to any addition of such Student Housing Property to the Borrowing Base Properties: (a) a formal written request of Borrower to Administrative Agent to add a Student Housing Property as a Borrowing Base Property; (b) the Borrowing Base Certificate required by Section 5.03(d); (c) if such Student Housing Property is owned or leased by a Wholly Owned Subsidiary, a Guaranty Supplement and such other documents described in Section 3.01(a)(iii), (iv), (v), (vi), (vii), (x) and (xi) shall have been executed and delivered to Administrative Agent by such Persons as Administrative Agent may reasonably require; (d) the Pledgor or the Additional Pledgor, as the case may be, shall have executed and/or delivered, as applicable, to Administrative Agent the Security Documents and such other documents described in Section  7.09(b); (e) historic operating statements, if available, for the prior eight (8) fiscal quarters; (f) a current rent roll certified by the Borrower and showing such information as the Administrative Agent may reasonably require; (g) a projected operating budget for such Student Housing Property for the next four (4) fiscal quarters of the Borrower; (h) a budget setting forth any capital expenditures to be made with respect to such Student Housing Property within the following twelve (12) month period, in form and substance satisfactory to the

Administrative Agent; and (i) a certification of an officer of Borrower that such Student Housing Property meets each of the Borrowing Base Property Conditions.
     “Borrowing Base Value” means, as of any date of determination, the sum of the following amounts on such date, all as determined for the Consolidated Entities on a consolidated basis in accordance with GAAP: (a) the Capitalized Value of all Borrowing Base Properties owned by any Consolidated Entity for more than four full fiscal quarters as of such date, and (b) the undepreciated book value of all Borrowing Base Properties owned or in operation by any Consolidated Entity for less than four full fiscal quarters as of such date. Notwithstanding the foregoing, the GCT Portfolio shall remain at their undepreciated book value for eight full fiscal quarters.
     “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Loans, on which dealings are carried on in the London interbank market.
     “Capitalization Rate” means 7.50%.
     “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
     “Capitalized Value” means, for any Real Estate Asset as of any date of determination, an amount equal to (a) the Net Operating Income for such Real Estate Asset divided by (b) the Capitalization Rate.
     “Capital Reserve” means an amount equal to $190 multiplied by the weighted average number of beds attributed (in accordance with the historical practices of the Parent Guarantor and its Subsidiaries) to all Student Housing Properties of the Consolidated Entities as of the end of such period.
     “Cash” means money, currency or a credit balance in a Deposit Account.
     “Cash Collateral” has the meaning specified in Section 7.09(d).
     “Cash Collateral Account” has the meaning specified in Section 7.09(d).
     “Cash Equivalents” means, as of any date of determination, any of the following to the extent owned by the Borrower or any of its Subsidiaries: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or readily marketable obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, in each case maturing within one year after such date; (b) readily marketable direct obligations issued by any State of the United States or any political subdivision of any such State or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody’s; (c) certificates of deposit of or time deposits with any commercial bank that (i) is a Lender or a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (d) below, (iii) is organized under the laws of the United States or any State thereof and (iv) has combined capital and surplus of at least $1,000,000,000, in each case maturing within one year after such date; and (d) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, maturing within 270 days after such date and issued by any corporation organized under the laws of any State of the United States and rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.
     “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
     “Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following August 17, 2004 beneficial ownership (within the meaning of Rule 13d 3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Parent Guarantor (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the Parent Guarantor; or (b) during any period of up to 12 consecutive months, commencing after August 17, 2004, individuals who at the beginning of such 12-month period were directors of the Parent Guarantor shall cease for any reason to constitute a majority of the board of directors of the Parent Guarantor unless Persons replacing such individuals were nominated by the board of directors of the Parent Guarantor or, in the case of each such individual, the Person replacing such individual was nominated by the same institution that nominated the Person being replaced; or (c) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following August 17, 2004, by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to direct, directly or indirectly, the management or policies of the Parent Guarantor; or (d) the Parent Guarantor ceases to be the general partner of the Borrower; or (e) the Parent Guarantor ceases to be the legal and beneficial owner of all of the general partnership interests in the Borrower or ceases to be the legal and beneficial owner of at least 51% of the limited partnership interests in the Borrower; or (f) the Parent Guarantor shall create, incur, assume or suffer to exist any Lien on the Equity Interests in the Borrower owned by it.
     “Closing Date” means the date on which the conditions set forth in Article III are satisfied.
     “Collateral” means all of the property, rights and interests of the Borrower and its Subsidiaries which are subject to the security interests and liens created by the Security Documents.

     “Commitment” means, (a) with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Commitment” or (b) if such Lender has entered into one or more Assignment and Acceptances, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Commitment”. The “Commitment” of each Lender shall also include any Commitment Increase of such Lender pursuant to Section 2.16.
     “Commitment Date” has the meaning specified in Section 2.16(b).
     “Commitment Fee” has the meaning specified in Section 2.08(a).
     “Commitment Increase” has the meaning specified in Section 2.16(a).
     “Commitment Termination Date” means July 31, 2008.
     “Communications” has the meaning specified in Section 9.02(b).
     “Company” means any Person which directly owns or leases a Student Housing Property in which the Borrower or an Additional Pledgor directly or indirectly owns an Equity Interest and through which the Borrower or such Additional Pledgor directly or indirectly receives or is entitled to receive “Distributions” (as such term is generally used in the Pledge of Distributions and the Pledge Agreement) with respect to such Student Housing Property, including, without limitation, each “Company” as defined in the Pledge of Distributions and the Pledge Agreement.
     “Completion Guarantee” means a guarantee entered into in the ordinary course of business by the Parent Guarantor or the Borrower or any of its Subsidiaries with respect to the completion of construction of a Student Housing Property.
     “Confidential Information” means information that any Loan Party furnishes to Administrative Agent or any Lender in writing designated as confidential, but does not include any such information (a) that is or becomes generally available to the public or (b) that is or becomes available to Administrative Agent or such Lender from a source other than the Loan Parties in a manner that does not violate a confidentiality agreement or undertaking that is known to Administrative Agent or such Lender.
     “Consolidated Adjusted EBITDA” means, as of any date of determination, Consolidated EBITDA as of such date of determination for the four fiscal-quarter period of the Parent Guarantor most recently ended minus the Capital Reserve.
     “Consolidated Cash Interest Expense” means, for any period, an amount equal to (a) consolidated total interest expense of the Consolidated Entities for such period minus (b) any non-cash amounts included in such consolidated total interest expense which reflect the amortization of deferred financing charges for such period plus (c) any interest capitalized by the Consolidated Entities during such period, excluding any such capitalized interest related to debt incurred to fund Development Properties.

     “Consolidated EBITDA” means, for any period, without duplication, the consolidated net income or loss of the Consolidated Entities for such period (before deduction for minority interests in any of the Consolidated Entities and excluding any adjustments for so-called “straight-line rent accounting”); plus (A) the amount of any dividends or other distributions actually paid to any of the Consolidated Entities by any of the On-Campus Participating Entities during such period; plus (B) the following items to the extent deducted in computing such consolidated net income for such period: (i) consolidated interest expense of the Consolidated Entities for such period, (ii) consolidated income tax expense of the Consolidated Entities for such period, and (iii) consolidated real estate depreciation, amortization and other extraordinary and non-cash items of the Consolidated Entities for such period (except, in the case of such other non-cash items, to the extent that a cash payment will be required to be made in respect thereof in a future period); minus (C) the following items to the extent included in computing such consolidated net income for such period: (i) all consolidated gains (or plus all consolidated losses) attributable to any sales or other dispositions of assets or debt restructurings of the Consolidated Entities in such period, and (ii) all income (or plus all losses) from all Unconsolidated Entities; plus (or minus, as applicable) (D) the Unconsolidated Allocation Percentage of any of the items described above in this definition that are attributable to any Unconsolidated Entity for such period. Notwithstanding the foregoing, Consolidated EBITDA shall exclude the non-recurring compensation expenses related to awards granted under the Parent Guarantor’s 2004 incentive award plan.
     “Consolidated Entities” means the Parent Guarantor and its Consolidated Subsidiaries.
     “Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Fixed Charges, in each case for the four fiscal–quarter period of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lenders pursuant to Section 5.03(b) or (c), as the case may be.
     “Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (a) Consolidated Cash Interest Expense for such period, (b) dividends paid by any of the Consolidated Entities in respect of any Preferred Interests of such Consolidated Entity during such period, other than any such dividends paid by such Consolidated Entity to another Consolidated Entity, (c) the scheduled principal amount of all amortization payments (other than balloon payments) on all Debt of the Consolidated Entities for such period, other than any such Debt owed to another Consolidated Entity, and (d) the Unconsolidated Allocation Percentage of any of the items described above in this definition that are attributable to any Unconsolidated Entity for such period.
     “Consolidated Fixed Rate/Hedged Debt Ratio” means, as of any date of determination, the ratio, expressed as a percentage, of (a) that portion of Consolidated Total Indebtedness which, either directly or after giving effect to one or more Hedge Agreements to which the a Consolidated Entity is a party, bears interest at a fixed rate per annum for the period from such date of determination to and including the earlier of the

Maturity Date or the final maturity of such portion of Consolidated Total Indebtedness, to (b) Consolidated Total Indebtedness.
     “Consolidated Net Worth” means, as of any date of determination, an amount equal to (a) Consolidated Total Asset Value minus (b) Consolidated Total Indebtedness.
     “Consolidated Subsidiaries” means, collectively, all Subsidiaries of the Parent Guarantor other than (a) the On-Campus Participating Entities and their Subsidiaries and (b) Hampton Roads Joint Venture (subject to the terms of Section 5.01(p)).
     “Consolidated Total Asset Value” means, as of any date of determination, the sum of the following amounts on such date, all as determined for the Consolidated Entities on a consolidated basis in accordance with GAAP: (i) unrestricted Cash and Cash Equivalents (ii) the Capitalized Value of all Real Estate Assets (other than unimproved land and Development Properties) owned by any Consolidated Entity for more than four full fiscal quarters as of such date, (iii) without duplication, the undepreciated book value of (a) all Real Estate Assets owned or in operation by any Consolidated Entity for less than four full fiscal quarters as of such date, (b) all unimproved land, and (c) all Development Properties, and (iv) the Unconsolidated Allocation Percentage of any of the items described above in this definition that are attributable to any Unconsolidated Entity as of such date. Notwithstanding the foregoing, the Real Estate Assets consisting of the GCT Portfolio acquired by Borrower or one of its Consolidated Subsidiaries shall be valued at undepreciated book value until such Real Estate Assets have been owned by a Consolidated Entity for more than eight full fiscal quarters.
     “Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of (i) the aggregate amount of all Debt of the Consolidated Entities as of such date, determined on a consolidated basis in accordance with GAAP, plus (ii) the Unconsolidated Allocation Percentage of any Debt that is attributable to any Unconsolidated Entity as of such date. Consolidated Total Indebtedness shall not include any Qualifying Trust Preferred Obligations.
     “Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith; provided that the amount of any Completion Guaranty as of any date of determination shall be deemed to be the maximum reasonably anticipated liability of the Person providing such Completion Guaranty after taking into account any actual or projected cost overruns in connection with the construction of the related Student Housing Property as well as any other factors which are reasonably likely to result in the incurrence of any costs or expenses by such Person under such Completion Guaranty. Anything contained herein to the contrary notwithstanding, the term “Contingent Obligation” shall not include (x) any Obligation or arrangement of a Consolidated Entity which guarantees or is intended to guarantee any lease, dividend or other payment Obligation, other than Debt, of another Consolidated Entity or (y) the ACCSI Guaranty; provided, however, that the ACCSI Guaranty shall be included within the definition of “Contingent Obligation” in the event that (1) the U of H Contingent Payment Obligation ceases to be in full force and effect, (2) The University of Houston or any of its publicly-issued debt securities cease to have an investment grade rating, or (3) the Debt guaranteed pursuant to the ACCSI Guaranty is accelerated or otherwise becomes due and payable prior to its stated final maturity.
     “Conversion”, “Convert” and “Converted” each refer to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.07(d), 2.09 or 2.10.
     “Cullen Oaks Phase II Guaranty” means the guaranty by ACCSI of the obligations of American Campus (U of H), Ltd. with respect to the Cullen Oaks Phase II Loan, which guaranty, as it pertains to the principal amount of the Cullen Oaks Phase II Loan, shall be limited to the amount of $4,000,000.
     “Cullen Oaks Phase II Loan” means Debt incurred by American Campus (U of H), Ltd. in connection with construction financing provided by Compass Bank in an aggregate principal amount of $17,041,824 on the terms and conditions set forth in that certain Construction Loan Agreement dated December 17, 2004 between Compass Bank and American Campus (U of H), Ltd., as the same has been and may be amended, renewed and/or extended from time to time on terms satisfactory to the Administrative Agent and the Required Lenders.
     “Customary Carve-Out Agreement” has the meaning specified in the definition of Non-Recourse Debt.
     “Debt” of any Person means, without duplication for purposes of calculating financial ratios, (a) all Debt for Borrowed Money of such Person, (b) all Obligations of such Person for the deferred purchase price of property or services, which purchase price is (i) due more than six months from the date of incurrence of the Obligation in respect thereof or (ii) evidenced by a note or similar written instrument, (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) that portion of any Obligations of such Person as lessee under Capitalized Leases that is properly classified as a liability on the balance sheet of such Person in conformity with GAAP, (f) the face amount of all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person (other than Preferred Interests that are issued by any Loan Party or Subsidiary thereof and classified as either equity or minority interests pursuant to GAAP) or any warrants, rights or options to acquire such Equity Interests, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Contingent Obligations of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.
     “Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet of such Person.
     “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
     “Deposit Account” has the meaning assigned to that term in the Uniform Commercial Code as in effect in any applicable jurisdiction.
     “Development Property” means any Real Estate Asset owned or acquired by the Borrower or any of its Subsidiaries and on which the Borrower or any of its Subsidiaries is actively pursuing construction of one or more buildings for use as a Student Housing Property and for which construction is proceeding to completion without undue delay from permit denial, construction delays or otherwise, all pursuant to the ordinary course of business of the Borrower or such Subsidiary; provided that any Student Housing Property will no longer be considered to be a Development Property when a certificate of occupancy has been issued for such Student Housing Property or such Student Housing Property may otherwise be lawfully occupied for its intended use.
     “Disclosed Litigation” has the meaning specified in Section 3.01(f).

     “Distribution Interests” means, collectively, one hundred percent (100%) of a Pledgor’s right, title and interest in and to any “Distributions” (as such term is generally used in the Pledge of Distributions and the Pledge Agreement) directly or indirectly from a Company.
     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate or Fund Affiliate of a Lender; (c) a commercial bank organized under the laws of the United States, or any State thereof, respectively, and having total assets in excess of $500,000,000; (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof, and having total assets in excess of $500,000,000; (e) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $500,000,000, so long as such bank is acting through a branch or agency located in the United States; (f) the central bank of any country that is a member of the OECD; (g) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000; and (h) any other Person approved by the Administrative Agent and, unless a Default has occurred and is continuing at the time any assignment is effected pursuant to Section 9.07, the Borrower, each such approval not to be unreasonably withheld or delayed; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.
     “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
     “Environmental Law” means any applicable Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing as of any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.
     “ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.
     “Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
     “Eurodollar Rate” means, for any Interest Period for any Eurodollar Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period or, if for any reason such rate is not available, the average (rounded upward, if necessary, to the nearest 1/100 of 1%, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of the Reference Bank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Reference Bank’s Eurodollar Rate Loan to be outstanding during such Interest Period (or, if the Reference Bank shall not have such a Eurodollar Rate Loan, U.S.$1,000,000) and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.
     “Eurodollar Rate Loan” means a Loan or a portion thereof that bears interest as provided in Section 2.07(a)(ii).
     “Eurodollar Rate Reserve Percentage” means, for any Interest Period, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined) having a term equal to such Interest Period.
     “Events of Default” has the meaning specified in Section 6.01.
     “Excess Cash Collateral” has the meaning specified in Section 7.09(d).
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New

York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” means the fee letter dated February 11, 2008, between the Borrower and KeyBank, as the same may be amended from time to time.
     “Fiscal Year” means a fiscal year of the Consolidated Entities ending on December 31 in any calendar year.
     “Fund Affiliate” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Funds From Operations” means, for any period for the Parent Guarantor and its Subsidiaries on a consolidated basis (and in accordance with the standards established by the Board of Governors of NAREIT in its March 1995 White Paper, as amended in November 1999 and April 2000), net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and extraordinary and unusual items, plus depreciation and amortization, and after adjustments for any Unconsolidated Entities. Adjustments for Unconsolidated Entities will be calculated to reflect funds from operations on the same basis. Notwithstanding the foregoing, Funds from Operations shall exclude the non-recurring compensation expenses related to awards granted under the Parent Guarantor’s 2004 incentive award plan.
     “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.03, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.
     “GCT Portfolio” means the portfolio of sixty-four (64) wholly owned student housing properties and minority interests in eight (8) properties held in two (2) joint ventures which Borrower proposes to acquire from GMH Communities Trust.
     “Good Faith Contest” means the contest of an item as to which: (a) such item is contested in good faith, by appropriate proceedings, (b) reserves that are adequate are established with respect to such contested item in accordance with GAAP and (c) the failure to pay or comply with such contested item during the period of such contest is not reasonably likely to result in a Material Adverse Effect.
     “Guaranteed Obligations” has the meaning specified in Section 7.01.
     “Guarantors” means, collectively, the Parent Guarantor and the Subsidiary Guarantors.

     “Guaranty” means the Guaranty by the Guarantors pursuant to Article VII, together with any and all Guaranty Supplements delivered pursuant to Section 7.05.
     “Guaranty Supplement” means a supplement entered into by an Additional Guarantor in substantially the form of Exhibit C hereto.
     “Hampton Roads Joint Venture” means Hampton Roads PPV, LLC, a joint venture between Hunt Development Group of El Paso, Texas, a subsidiary of Borrower and the Department of the Navy, which joint venture will develop, own and operate the Hampton Roads Unaccompanied Housing Privatization at Camp Allen and Camp Elmore in Norfolk, Virginia, and at a five acre site located in the city of Newport News, Virginia.
     “Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, radon gas and mold and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.
     “Implied Debt Service” means, on any date of determination, an amount equal to the annual principal and interest payment sufficient to amortize in full during a thirty (30) year period, a loan in an amount equal to the sum of the aggregate principal balance of the Borrowing Base Debt as of such date, calculated using an interest rate equal to the greater of (a) two percent (2.0%) plus the then current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination as determined by the Administrative Agent and (b) six and one-half percent (6.50%).
     “Increase Date” has the meaning specified in Section 2.16(a).
     “Increasing Lender” has the meaning specified in Section 2.16(b).
     “Incremental Loan” means the Loan made by Lenders to the Borrower pursuant to a Commitment Increase in accordance with the terms and conditions set forth in Section 2.16.
     “Indemnified Costs” has the meaning specified in Section 8.05(a).
     “Indemnified Party” has the meaning specified in Section 7.06(a).
     “Initial Borrowing Base Property” means each Student Housing Property described on Schedule II hereto as of the Closing Date, and “Initial Borrowing Base Properties” means all such Student Housing Properties, collectively.
     “Initial Funding Date” means the date on which the Initial Loan is made.

     “Initial Lenders” has the meaning specified in the recital of parties to this Agreement.
     “Initial Loan” means the loan made by Lenders to the Borrower pursuant to Section 2.01(a).
     “Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
     “Interest Period” means, for each Eurodollar Rate Loan, the period commencing on the date of such Eurodollar Rate Loan or the date of the Conversion of any Base Rate Loan into such Eurodollar Rate Loan, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 Noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
               (a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Loan that ends after the Maturity Date;
               (b) [intentionally omitted;]
               (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
               (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Investment” in any Person means any loan or advance to such Person (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
     “KeyBank” means KeyBank National Association.
     “Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 2.16 or Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.
     “Leverage Ratio” means, as of any date of determination, the ratio, expressed as a percentage, of (a) Consolidated Total Indebtedness to (b) Consolidated Total Asset Value, in each case as at the end of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered to the Lenders pursuant to Section 5.03(b) or (c), as the case may be.
     “Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
     “Loan” or “Loans” means the Initial Loan and/or the Incremental Loan, as the context may require.
     “Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Fee Letter, (d) the Security Documents, and (e) each Guaranty Supplement, in each case as amended.
     “Loan Parties” means the Borrower and the Guarantors.
     “Management Agreement” means any property management agreement relating to any Borrowing Base Property.
     “Margin Stock” has the meaning specified in Regulation U.
     “Material Acquisition” means the acquisition of the GCT Portfolio by Borrower or one of its Consolidated Subsidiaries.
     “Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), results of operations or prospects of the Loan Parties, taken as a whole.
     “Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations or prospects of the Loan Parties, taken as a whole, (b) the rights and remedies of Administrative Agent or any Lender under any Loan Document, (c) the ability of any Loan Party to perform its Obligations under any

Loan Document to which it is or is to be a party, (d) the value of the Borrowing Base Properties, or (e) the creation, perfection or priority of any Liens of the Administrative Agent in the Collateral.
     “Material Contract” means any contract or other arrangement to which any Loan Party is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
     “Material Debt” has the meaning specified in Section 6.01(e).
     “Maturity Date” means May 23, 2011, as the same may be extended by the Borrower as provided in Section 2.18, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.
     “Moody’s” means Moody’s Investors Services, Inc. and any successor thereto.
     “Mortgage Loan Document” means any document, instrument or agreement securing or evidencing a mortgage loan made to the Borrower or any of its Subsidiaries.
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
     “Net Cash Proceeds” means, with respect to any issuance or sale of any Equity Interests of the Parent Guarantor or any of its Subsidiaries, the Cash proceeds of such issuance or sale net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.
     “Net Operating Income” means, for any Real Estate Asset as of any date of determination, an amount equal to (A) the aggregate gross revenues from the operations of such Real Estate Asset during the four fiscal-quarter period most-recently ended, excluding any accrued revenues attributable to so-called “straight-line rent accounting”; minus (B) the sum of (i) all expenses and other proper charges incurred in connection with the operation of such Real Estate Asset during such period (including real estate taxes, but excluding any management fees, debt service charges, income taxes, depreciation, amortization, capital reserves and other non-cash expenses), and (ii) an assumed management fee equal to 5% of the aggregate gross revenues from the operations of such Real Estate Asset during such period.

     “Non-Consenting Lender” has the meaning specified in Section 9.07(f).
     “Non-Recourse Debt” means Debt for Borrowed Money with respect to which recourse for payment is limited to (a) any building(s) and/or parcel(s) of real property and/or any related assets encumbered by a Lien securing such Debt for Borrowed Money and/or (b) the general credit of any Property-Level Subsidiary and/or the Equity Interests therein and/or the general credit of the immediate parent entity of such Property-Level Subsidiary, provided that such parent entity’s assets consist solely of Equity Interests in one or more Property-Level Subsidiaries, it being understood that the instruments governing such Debt may include customary carve-outs to such limited recourse (any such customary carve-outs or agreements limited to such customary carve-outs, being a “Customary Carve-Out Agreement”) such as, for example, personal recourse to the Parent Guarantor or any of its Subsidiaries for fraud, willful misrepresentation, misapplication or misappropriation of cash, waste, environmental claims, damage to properties, non-payment of taxes or other liens despite the existence of sufficient cash flow, interference with the enforcement of loan documents upon maturity or acceleration, violation of loan document prohibitions against voluntary or involuntary bankruptcy filings, transfer of properties or ownership interests therein and liabilities and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate.
     “Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.
     “Notice” has the meaning specified in Section 9.02(c).
     “Notice of Borrowing” has the meaning specified in Section 2.01(b).
     “NPL” means the National Priorities List under CERCLA.
     “Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or Loan on behalf of such Loan Party.
     “OECD” means the Organization for Economic Cooperation and Development.

     “On-Campus Participating Entities” means each of (a) American Campus (Laredo), Ltd., (b) American Campus (PVAMU) Ltd., (c) American Campus (U of H), Ltd., (d) American Campus (PVAMU IV) Ltd., each of which entities described in (a)-(d) holds all of the right, title and interest of the Parent Guarantor and its Subsidiaries in one of the On-Campus Participating Properties, and (e) any other entity approved by the Required Lenders pursuant to Section 5.02(f).
     “On-Campus Participating Properties” means, collectively, the Student Housing Properties described on Schedule IV attached hereto, together with any additional Student Housing Properties owned by On-Campus Participating Entities approved pursuant to Section 5.02(f).
     “Other Taxes” has the meaning specified in Section 2.12(b).
     “Parent Guarantor” has the meaning specified in the recital of parties to this Agreement.
     “Patriot Act” has the meaning specified in Section 9.12.
     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
     “Permitted Liens” means: (a) Liens for taxes, assessments or governmental charges or levies the payment of which is not, at the time, required by Section 5.01(b); (b) statutory Liens of banks and rights of set-off and other Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations, in each case that (i) are not overdue for a period of more than 30 days and (ii) individually or together with all other Permitted Liens outstanding as of any date of determination do not materially adversely affect the use of the property to which they relate unless, in the case of (i) or (ii) above, such liens are the subject of a Good Faith Contest; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, zoning restrictions, rights of way, restrictive covenants and other non-monetary encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use or value of such property for its intended purposes; (e) Tenancy Leases; (f) with respect to Real Estate Assets encumbered by Secured Debt or Non-Recourse Debt, easements, zoning restrictions, rights of way, restrictive covenants and other Liens affecting such real property that are permitted to exist under the terms of the agreements governing such Secured Debt or Non-Recourse Debt; (g) Liens incurred or deposits made in the ordinary course of business to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (h) any attachment or judgment Lien not constituting an Event of Default; (i) any (x) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (y) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (z) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding subclause (y), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease; and (j) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement.
     “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
     “Plan” means a Single Employer Plan or a Multiple Employer Plan.
     “Platform” has the meaning specified in Section 9.02(b).
     “Pledge Agreement” means the Pledge Agreement dated of even date herewith made by certain Pledgors in favor of the Administrative Agent for the benefit of the Lenders.
     “Pledge of Distributions” means the Pledge of Distributions dated as of even date herewith by which certain Pledgors will collaterally assign to the Administrative Agent the Distribution Interests from all of the partnership, shareholder and/or membership interests owned directly or indirectly by such Persons in the Companies, as the same may be amended, restated, supplemented or otherwise modified in accordance with the terms hereof.
     “Pledgors” means, collectively, the Borrower, each of the entities listed on Schedule III hereto and each Additional Pledgor, and individually any one of them.
     “Post Petition Interest” has the meaning specified in Section 7.07(c).
     “Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.
     “Property-Level Subsidiary” means any Subsidiary of the Borrower that holds a direct fee or leasehold interest in any single building (or group of related buildings, including, without limitation, buildings pooled for purposes of a Non-Recourse Debt financing) and/or parcel (or group of related parcels, including, without limitation, parcels pooled for purposes of a Non-Recourse Debt financing) of real property and related assets and not in any other building or parcel of real property.
     “Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s outstanding Loans at such time and the denominator of which is the aggregate amount of the Lenders’ outstanding Loans at such time.

     “Qualifying Trust Preferred Obligation” means any Debt of the Consolidated Entities which (i) has an original maturity of not less than thirty (30) years, (ii) is not putable to the Consolidated Entities, (iii) is non-amortizing and provides for payment of interest only not more often than quarterly, (iv) imposes no financial covenants on the Consolidated Entities, (v) is subordinated to the Loan Documents and the Obligations of the Loan Parties thereunder on such terms as are reasonably acceptable to the Administrative Agent; and (vi) when aggregated with any other such Debt then outstanding does not exceed the greater of (a) $65,000,000 or (b) five percent (5%) of the then-current Consolidated Total Asset Value.
     “Real Estate Asset” means, as of any date of determination, any fee or leasehold interest then owned by any Loan Party in any real property.
     “Reference Bank” means KeyBank.
     “Refinancing Debt” means, with respect to any Debt, any Debt extending the maturity of, or refunding or refinancing, in whole or in part, such Debt, provided that (a) the terms of any Refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, do not provide for any Lien on any Borrowing Base Property and are otherwise permitted by the Loan Documents, (b) the principal amount of such Refinancing Debt shall not exceed the principal amount of the Debt being extended, refunded or refinanced, (c) any Liens securing such Refinancing Debt shall not encumber any property or assets other than the property or assets that secured the Debt being extended, refunded or refinanced (and any improvements thereon) and (d) the other material terms, taken as a whole, of such Refinancing Debt are no less favorable in any material respect to the Loan Parties or the Lenders than the terms governing the Debt being extended, refunded or refinanced (it being understood that the mere extension of the maturity of any Surviving Debt that is Non-Recourse Debt shall be deemed to qualify as Refinancing Debt hereunder).
     “Register” has the meaning specified in Section 9.07(d).
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “REIT” means a Person that is qualified to be treated for tax purposes as a real estate investment trust under Sections 856-860 of the Internal Revenue Code.
     “Removed Borrowing Base Property” means any Student Housing Property previously included within the definition of “Borrowing Base Property” as to which all of the following conditions have been met: (a) the Borrower has notified the Administrative Agent in writing that it wishes to exclude such Student Housing Property from the definition of “Borrowing Base Property” as a result of the sale or other permanent disposition or refinancing of such Borrowing Base Property, (b) no Default or Event of Default has occurred and is continuing at the time such Student Housing Property is excluded from the definition of “Borrowing Base Property” or would result from such exclusion, and (c) prior to the exclusion of such Student Housing Property from the definition of “Borrowing Base Property”, the Borrower has delivered to the Administrative Agent a Borrowing Base Certificate demonstrating, after giving effect to such exclusion, compliance with the Borrowing Base Covenants.
     “Required Lenders” means, at any time, Lenders owed or holding greater than 66 2/3% of the aggregate principal amount of all Loans outstanding at such time.
     “Responsible Officer” means, with respect to any Loan Party or any of its Subsidiaries, any officer of, or any officer of any general partner or managing member of, such Loan Party or such Subsidiary.
     “Revolving Loan Agreement” means the Amended and Restated Credit Agreement dated August 17, 2006 among Borrower, as borrower, the KeyBank, as administrative agent, and the lenders party thereto, as amended, supplemented or otherwise modified from time to time.
     “Revolving Loan Documents” means the Revolving Loan Agreement and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the borrower thereunder or any guarantor thereof in connection with the loans evidenced thereby, as amended, supplemented or otherwise modified from time to time.
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.
     “Securities Act” means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.
     “Security Documents” means, collectively, the Acknowledgements, the Pledge Agreement, the Pledge of Distributions and any further collateral assignments to the Administrative Agent for the benefit of the Lenders, including, without limitation, the Additional Security Documents.
     “Secured Debt” means as of any given date the amount of the Consolidated Total Indebtedness that is secured in any manner by any Lien.
     “Secured Recourse Debt” means as of any given date the amount of the Secured Debt less the amount of Non-Recourse Debt.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.
     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time (including, without limitation, after taking into account appropriate discount factors for the present value of future contingent liabilities), represents the amount that can reasonably be expected to become an actual or matured liability.
     “Start-Up Student Housing Property” means a Student Housing Property that either (a) has not been owned by Borrower or a Subsidiary Guarantor for a period of four full fiscal quarters, or (b) if such Student Housing Property was a Development Property of Borrower or one of its Subsidiaries, such Student Housing Property has ceased to be a Development Property for less than a period of four full fiscal quarters.
     “Student Housing Property” means all right, title and interest of the Borrower and its Subsidiaries in and to any land and any improvements thereon comprising a student housing property that is located in the United States and within reasonably close proximity to any college, university or other institution of higher learning located in the United States or which is marketed primarily to students, employees or faculty of such college, university or other institution, together with all equipment, furniture, materials, supplies and personal property in which the Borrower or any of its Subsidiaries has an interest and which is now or hereafter located on or used in connection with such student housing property, and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by the Borrower or any of its Subsidiaries.
     “Subordinated Obligations” has the meaning specified in Section 7.07(a).
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
     “Subsidiary Guarantor” has the meaning specified in the recital of parties to this Agreement.
     “Surviving Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before and after the Closing Date.
     “Taxes” has the meaning specified in Section 2.12(a).
     “Tenancy Leases” means operating leases, subleases, licenses, occupancy agreements and rights-of-use entered into by the Borrower or any of its Subsidiaries in its capacity as a lessor or a similar capacity in the ordinary course of business that do not materially and adversely affect the use of the Real Estate Asset encumbered thereby for its intended purpose.
     “Transfer” has the meaning specified in Section 5.02(e).
     “Type” refers to the distinction between Loans bearing interest at the Base Rate and Loans bearing interest at the Eurodollar Rate.
     “Unconsolidated Allocation Percentage” means, as of any date of determination with respect to any Unconsolidated Entity, the aggregate percentage ownership interest of the Consolidated Entities in such Unconsolidated Entity as of such date.
     “Unconsolidated Entity” means, as of any date of determination, any Person in which the Parent Guarantor or any of its Subsidiaries holds an Investment and whose financial results would not be consolidated under GAAP with the financial results of the Parent Guarantor and its Subsidiaries if consolidated financial statements of the Parent Guarantor and its Subsidiaries were prepared as of such date. Subject to the terms of Section 5.01(p), Hampton Roads Joint Venture shall not be deemed an Unconsolidated Entity.
     “Unsecured Debt” means as of any given date the amount of the Consolidated Total Indebtedness which is not Secured Indebtedness.
     “U of H Contingent Payment Obligation” has the meaning assigned to the term “Contingent Payment Obligation” in the U of H Ground Lease.
     “U of H Ground Lease” means that certain Ground Lease Agreement dated as of September 26, 2000, by and between The Board of Regents of the University of Houston System, as lessor for the use and benefit of The University of Houston, and American Campus (U of H), Ltd., as lessee.
     “Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     “Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.
     “Wholly Owned Subsidiary” means any Subsidiary of a Loan Party in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned by a Loan Party.
          SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.
          SECTION 1.03. Accounting Terms. Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Administrative Agent pursuant to Sections 5.03(b), (c) and (f) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements, if any, provided for in Section 5.03(g)). Except as otherwise provided in the definitions contained herein, calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those applied in the preparation of the financial statements referred to in Section 4.01(g).
ARTICLE II
LOANS
          SECTION 2.01. The Initial Loans.
               (a) Generally. Subject to the terms and conditions hereof, on the Initial Funding Date each Lender severally and not jointly agrees to make the Initial Loan to the Borrower in the aggregate principal amount of such Lender’s Commitment. There shall only be a single Initial Loan of proceeds of the Initial Loan. Any amount of the Initial Loan that is repaid may not be reborrowed.
               (b) Requesting the Initial Loan. The Borrower shall give the Administrative Agent written notice of a borrowing hereunder in substantially the form of Exhibit B hereto (a “Notice of Borrowing”) or telephonic notice of the borrowing of the Initial Loan. Such Notice of Borrowing shall be delivered to the Administrative Agent (i) before 12:00 Noon (New York City time) in the case of Eurodollar Rate Loans, on the date three (3) Business Days prior to the Initial Funding Date and (ii) before 1:00 P.M. (New York City time)

in the case of Base Rate Loans, on the date one (1) Business Day prior to the Initial Funding Date. Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Borrowing sent to the Administrative Agent by telecopy on the same day of the giving of such telephonic notice. The Administrative Agent will transmit by telecopy the Notice of Borrowing (or the information contained in such Notice of Borrowing) or the information contained in a telephonic notice of borrowing (if such telephonic notice is received prior to a Notice of Borrowing) to each Lender promptly upon receipt by the Administrative Agent. The Notice of Borrowing or telephonic notice of the borrowing hereunder shall be irrevocable once given and binding on the Borrower.
               (c) Disbursements of Initial Loan Proceeds. On the Initial Funding Date, each Lender will make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in immediately available funds, the proceeds of the Initial Loan to be made by such Lender. Subject to satisfaction of the applicable conditions set forth in Article III for such borrowing, the Administrative Agent will make the proceeds of such borrowing available to the Borrower in U.S. dollars, in immediately available funds, on the Initial Funding Date.
          SECTION 2.02. Making the Loans.
               (a) The Borrower may not select Eurodollar Rate Loans for the Loans made on the Initial Funding Date or for any portion of the Loans in an amount less than $3,000,000 or if the obligation of the Lenders to make Eurodollar Rate Loans shall then be suspended pursuant to Section 2.07(d)(ii), 2.09 or 2.10 and (ii) there may not be more than four (4) separate Eurodollar Rate Loans outstanding at any time.
               (b) In the case of any notice of Conversion of Base Rate Loans to a Eurodollar Rate Loan, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such notice of Conversion for such Eurodollar Rate Loan the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Eurodollar Rate Loan to be made by such Lender as part of such borrowing when such Eurodollar Rate Loan, as a result of such failure, is not made on such date.
               (c) Unless the Administrative Agent shall have received notice from a Lender prior to (x) the date of any borrowing consisting of Eurodollar Rate Loans or (y) 12:00 Noon (New York City time) on the date of any borrowing consisting of Base Rate Loans that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such borrowing in accordance with subsection (b) of Section 2.01 or subsection (e)(v) of Section 2.16, as applicable, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Loans comprising such borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Loan as part of such borrowing for all purposes.
               (d) The failure of any Lender to make the Loan to be made by it as part of any borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any borrowing..
          SECTION 2.03. [Intentionally Omitted.]
          SECTION 2.04. Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date the aggregate outstanding principal amount of the Loans then outstanding.
          SECTION 2.05. [Intentionally Omitted.]
          SECTION 2.06. Prepayments. (a) Optional. The Borrower may, upon same day notice in the case of Base Rate Loans and two Business Days’ notice in the case of Eurodollar Rate Loans, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall prepay the outstanding aggregate principal amount of the Loans in whole or in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $500,000 or an integral multiple of $100,000 in excess thereof or, if less, the amount of the Loans outstanding and (ii) if any prepayment of a Eurodollar Rate Loan is made on a date other than the last day of an Interest Period for such Loan, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c).
               (b) Mandatory. If at any time the Parent Guarantor fails to be in compliance with the Borrowing Base Covenants, the Borrower shall, within three (3) Business Days of the occurrence of such event, prepay the principal amount of the outstanding Loans in an amount such that giving effect to such prepayment the Parent Guarantor shall be in compliance with the Borrowing Base Covenants; provided that, the Borrower may, in accordance with Section 7.09(d), elect to make a cash deposit into the Cash Collateral Account in lieu of a prepayment required by this Section 2.06(b). All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.
          SECTION 2.07. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan owing to each Lender from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

                    (i) Base Rate Loans. During such periods as such Loan is a Base Rate Loan, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each September, December, March and June, during such periods and on the date such Base Rate Loan shall be Converted or paid in full.
                    (ii) Eurodollar Rate Loans. During such periods as such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (A) the Eurodollar Rate for such Interest Period for such Loan plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and on the date such Eurodollar Rate Loan shall be Converted or paid in full; provided, however, that in the event that the Interest Period for a Loan shall be for a period of six months, then interest with respect to such Loan shall also be payable in arrears on the three-month anniversary of the commencement of such Interest Period.
               (b) Default Interest. Upon the occurrence and during the continuance of any Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Loan owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Loan pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Loan on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, on Base Rate Loans pursuant to clause (a)(i) above.
               (c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a) or Section 2.16, a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period”, the Administrative Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above, and the applicable rate, if any, furnished by the Reference Bank for the purpose of determining the applicable interest rate under clause (a)(ii) above.
               (d) Interest Rate Determination.
                    (i) Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate.
                    (ii) If Reuters Screen LIBOR01 Page is unavailable and Reference Bank is unable to furnish timely information to the Administrative Agent for determining the Eurodollar Rate for any Eurodollar Rate Loans,

                         (A) the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Loans,
                         (B) each such Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan (or if such Loan is then a Base Rate Loan, will continue as a Base Rate Loan), and
                         (C) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
          SECTION 2.08. Fees.
               (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender a portion of the commitment fee set forth in the Fee Letter (the “Commitment Fee”), from the Closing Date until the Initial Funding Date, which portion of the Commitment Fee shall be payable in advance on the Closing Date and every thirtieth (30th) day thereafter, and shall be calculated on the Commitment of such Lender at the rate of 0.05% per annum. In the event the Initial Loans are made, the balance of the Commitment Fee shall be due and payable by the Borrower to the Administrative Agent for the account of each Lender in accordance with their separate agreement with the Administrative Agent on the Initial Funding Date. In the event the Initial Loans are not made, no amounts in respect of the Commitment Fee shall be due and payable other than amounts payable pursuant to the first sentence of this Section 2.08. All amounts paid in respect of the Commitment Fee shall be non-refundable.
               (b) Administrative Agent’s Fees. The Borrower shall pay to the Administrative Agent for its own account such fees, in such amounts and payable at such times as set forth in the Fee Letter.
          SECTION 2.09. Conversion of Loans. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 Noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Loans of one Type into Loans of the other Type; provided, however, that any Conversion of Eurodollar Rate Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Eurodollar Rate Loans, any Conversion of Base Rate Loans into Eurodollar Rate Loans shall be in an amount not less than the minimum amount specified in Section 2.02(a), no Conversion of any Loans shall result in more separate Eurodollar Rate Loans than permitted under Section 2.02(a) and each Conversion of Loans shall be made ratably among the Lenders in accordance with their Commitments. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted and (iii) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period for such Loans. Each notice of Conversion shall be irrevocable and binding on the Borrower.

               (b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Loans comprising any Borrowing shall be reduced, by prepayment or otherwise, to less than $3,000,000, such Loans shall automatically Convert into Base Rate Loans.
                    (ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan.
                    (iii) Upon the occurrence and during the continuance of any Event of Default, (y) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (z) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended.
          SECTION 2.10. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) adopted or made after the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Loans (excluding, for purposes of this Section 2.10, any such increased costs resulting from (y) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (z) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, within 10 days after demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
               (b) If any Lender determines that either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) adopted or made after the date hereof results in any change in the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of such type, then, upon demand by such Lender or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.
               (c) If, with respect to any Eurodollar Rate Loans, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Loans will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.
               (d) Notwithstanding any other provision of this Agreement, if after the date of this Agreement the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Loan will automatically, upon such demand, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.
          SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.13), not later than 12:00 Noon (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, fees or any other Obligation then payable hereunder and under the Notes to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
               (b) The Borrower hereby authorizes each Lender and each of its Affiliates, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender any amount so due.
               (c) All computations of interest based on the Base Rate, the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
               (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
               (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.
               (f) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order of priority:

                    (i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Administrative Agent (solely in its capacity as Administrative Agent) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Administrative Agent on such date;
                    (ii) second, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Section 9.04 and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;
                    (iii) third, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lenders under Sections 2.10 and 2.12 on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lenders on such date;
                    (iv) fourth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lenders under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lenders on such date;
                    (v) fifth, to the payment of all of the accrued and unpaid interest on the Loans that is due and payable to the Administrative Agent and the Lenders under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lenders on such date;
                    (vi) sixth, to the payment of the principal amount of all of the outstanding Loans that are due and payable to the Administrative Agent and the Lenders on such date, ratably based upon the respective aggregate amounts of all such principal obligations owing to the Administrative Agent and the Lenders on such date; and
                    (vii) seventh, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Lenders on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Lenders on such date.
          SECTION 2.12. Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise or other similar taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender, taxes that are imposed on its overall net income (and franchise or other similar taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, except that the Administrative Agent and the Lenders shall be entitled to indemnification for any and all amounts paid by them in respect of taxes based on income or other taxes assessed by any State in which Collateral is located, such indemnification to be limited to taxes due solely on account of the granting of Collateral under the Security Documents and to be net of any credit allowed to the indemnified party from any other State on account of the payment or incurrence of such tax by such indemnified party (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
               (b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, or any other Loan Document (hereinafter referred to as “Other Taxes”).
               (c) The Borrower shall indemnify each Lender and the Administrative Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.
               (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment or, if such receipts are not obtainable, other evidence of such payments by the Borrower reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

               (e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Borrower (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service forms W8 ECI or W8 BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W8 ECI or W8 BEN, that the applicable Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information. Upon the request of the Borrower, any Lender that is a United States person and is not an exempt recipient for U.S. backup withholding purposes shall deliver to the Borrower two copies of Internal Revenue Service form W 9 (or any successor form).
               (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
               (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

               (h) If any Lender or the Administrative Agent receives a refund of Taxes or Other Taxes paid by the Borrower or for which the Borrower has indemnified any Lender or the Administrative Agent, as the case may be, pursuant to this Section 2.12, then such Lender or the Administrative Agent, as applicable, shall pay such amount, net of any expenses incurred by such Lender or the Administrative Agent, to the Borrower within 30 days of the receipt of such Taxes or Other Taxes. Notwithstanding the foregoing, (i) the Borrower shall not be entitled to review the tax records or financial information of any Lender or the Administrative Agent and (ii) neither the Administrative Agent nor any Lender shall have any obligation to pursue (and no Loan Party shall have any right to assert) any refund of Taxes or Other Taxes that may be paid by the Borrower.
          SECTION 2.13. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the Notes at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.
          SECTION 2.14. Use of Proceeds. The proceeds of the Loans shall be available solely for the acquisition and/or development of Student Housing Properties and/or Development Properties, to make capital expenditures, for working capital purposes and for other general corporate purposes of the Parent Guarantor and its Subsidiaries.

          SECTION 2.15. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loans owing to such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Note, in substantially the form of Exhibit A hereto, payable to the order of such Lender in a principal amount equal to the Commitment of such Lender. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.
               (b) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of the Loans made hereunder, the Type of Loans and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.
               (c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
          SECTION 2.16. Increase in the Aggregate Commitments. (a) The Borrower may, at any time until ninety (90) days prior to the Maturity Date, by written notice to the Administrative Agent, request an increase in the aggregate amount of the Commitments by not less than $10,000,000 nor more than $100,000,000 in the aggregate (each such proposed increase, a “Commitment Increase”) to be effective as of a date (the “Increase Date”) specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of the Commitments at any time exceed $200,000,000, (ii) in no event shall the Borrower submit more than two (2) separate requests for a Commitment Increase hereunder and (iii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Article III shall be satisfied.
               (b) The Administrative Agent shall promptly notify the Lenders of each request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the applicable Commitment Date of the amount by which it is willing to increase its Commitment. If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Administrative Agent.
               (c) Promptly following such Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in such requested Commitment Increase on such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of such Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.
               (d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in the requested Commitment Increase in accordance with Section 2.16(c) (an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.16(b)) as of such Increase Date; provided, however that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:
                    (i) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent (each an “Assumption Agreement”), duly executed by such Assuming Lender, the Administrative Agent and the Borrower; and
                    (ii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent.
Upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.16(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, by telecopier or telex, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.
               (e) Subject to the foregoing, as conditions precedent to the effectiveness of any increase in the aggregate Commitments and the obligations of the Lenders to make any Incremental Loans pursuant to this Section 2.16, the Borrower shall:

                    (i) pay to the Administrative Agent such fees as required by the Fee Letter;
                    (ii) pay to each Increasing Lender or Assuming Lender, as applicable, such fees as they may require in connection therewith, which fees shall, when paid, be fully earned and non-refundable under any circumstances;
                    (iii) deliver to the Administrative Agent a certificate of the chief financial officer of the Parent Guarantor certifying (A) as to its compliance with the financial covenants set forth in Section 5.04 before and after giving effect to such Commitment Increase, the making of the Incremental Loans and the application of the proceeds therefrom, (B) that no Default or Event of Default then exists or would be caused thereby and (C) that the representations and warranties contained in each Loan Document are true and correct in all respects, before and after giving effect to such Commitment Increase, the making of the Incremental Loans and the application of the proceeds therefrom, as if restated as of such date;
                    (iv) execute and deliver to the Administrative Agent (A) a new Note payable to the order of each Increasing Lender that has requested a Note prior to the proposed Increase Date, dated the proposed Increase Date, in the amount of such Increasing Lender’s Commitment after giving effect to such Commitment Increase and (B) a new Note payable to the order of each Assuming Lender that has requested a Note prior to the proposed Increase Date, dated the proposed Increase Date, in the amount of such Assuming Lender’s Commitment; and
                    (v) deliver to the Administrative Agent a Notice of Borrowing or telephonic notice of the borrowing of the Incremental Loan (i) before 12:00 Noon (New York City time) in the case of Eurodollar Rate Loans, on the date three (3) Business Days prior to the proposed Increase Date and (ii) before 1:00 P.M. (New York City time) in the case of Base Rate Loans, on the date one (1) Business Day prior to the proposed Increase Date.
Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Borrowing sent to the Administrative Agent by telecopy on the same day of the giving of such telephonic notice. The Administrative Agent will transmit by telecopy the Notice of Borrowing (or the information contained in such Notice of Borrowing) or the information contained in a telephonic notice of borrowing (if such telephonic notice is received prior to a Notice of Borrowing) to each Increasing Lender and Assuming Lender promptly upon receipt by the Administrative Agent. The Notice of Borrowing or telephonic notice of the borrowing hereunder shall be irrevocable once given and binding on the Borrower.
          SECTION 2.17. Replacement of Lenders Under Certain Circumstances. In the event that any Lender (a) shall make a demand for payment of increased costs pursuant to Section 2.10(a) or (b) shall make a demand for Conversion of all Eurodollar Rate Loans to Base Rate Loans pursuant to Section 2.10(d), and unless the circumstances giving rise to such demand are no longer in effect, the Borrower may, if such Lender shall fail to withdraw such demand within five Business Days after the Borrower’s request for such withdrawal, upon 30 days’ prior written notice by the Borrower to the Administrative Agent and such Lender, elect to cause such

Lender to assign its Loans and Commitments in full to an Eligible Assignee in accordance with the provisions of Section 9.07(a), and such Lender hereby agrees to assign its Loans and Commitments as provided above if an Eligible Assignee shall have agreed to assume such Loans and Commitments; provided that, on the date of such assignment, the Borrower shall pay (x) to such Lender (1) any amounts payable to such Lender pursuant to Section 2.10 or otherwise pursuant to this Agreement and (2)  any amounts that would have been payable to such Lender pursuant to Section 9.04(c) if the Borrower had prepaid all outstanding Loans of such Lender on the date of such assignment and (y) to the Administrative Agent, any processing and recordation fee payable to the Administrative Agent pursuant to Section 9.07(a) in connection with such assignment.
          SECTION 2.18. Extension of Maturity Date. (a) Provided that no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, to be exercised by giving written notice to the Administrative Agent not more than ninety (90) days and not less than thirty (30) days prior to the initial scheduled Maturity Date (an “Extension Request”), subject to the terms and conditions set forth in this Agreement, to extend the Maturity Date to May 23, 2012. The request by the Borrower for extension of the Maturity Date shall constitute a representation and warranty by the Borrower that all of the conditions set forth in this Section shall have been satisfied on the date of such request.
               (b) The obligations of the Administrative Agent and the Lenders to extend the Maturity Date as provided in Section 2.18(a) shall be subject to the satisfaction of the following conditions precedent on the then effective Maturity Date (without regard to such extension request):
                    (i) Payment of Extension Fee. The Borrower shall pay to the Administrative Agent on or before the then effective Maturity Date (without regard to such extension request) for the account of the Lenders in accordance with their respective Pro Rata Shares an extension fee equal to fifteen-hundredths of one percent (0.15%) of the total outstanding principal balance of the Loans, which fee shall, when paid, be fully earned and non-refundable under any circumstances.
                    (ii) No Default. On the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.
                    (iii) Representations and Warranties. The representations and warranties made by the Borrower, the Guarantors and their respective Subsidiaries in the Loan Documents or otherwise made by or on behalf of such Persons in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Maturity Date (as determined without regard to such extension) except for representations or warranties that expressly relate to an earlier date.
               (c) The Administrative Agent shall promptly notify each of the Lenders in the event that the Maturity Date is extended as provided in this Section 2.18.

ARTICLE III
CONDITIONS OF LENDING
          SECTION 3.01. Conditions Precedent. The obligation of each Lender to make the Initial Loan hereunder is subject to the satisfaction of the following conditions precedent on or before the Initial Funding Date:
               (a) The Administrative Agent shall have received on or before the Closing Date the following, each dated the Closing Date (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender:
                    (i) (A) This Agreement, together with a Note payable to the order of each Lender that has requested a Note prior to the Closing Date, (B) the Pledge Agreement and the Pledge of Distributions and (C) an Acknowledgment from each applicable Company.
                    (ii) Copies of the Borrowing Base Property Qualification Documents for each of the Borrowing Base Properties.
                    (iii) Certified copies of the resolutions of the Board of Directors, board of managers, management committee, general partner or managing member (or other similar body), as applicable, of each Loan Party approving the transactions contemplated by the Loan Documents and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transactions under the Loan Documents and each Loan Document to which it is or is to be a party.
                    (iv) A copy of a certificate of the Secretary of State (or equivalent authority) of the jurisdiction of incorporation, organization or formation of each Loan Party, dated reasonably near the Closing Date, certifying, if and to the extent such certification is generally available for entities of the type of such Loan Party, (A) as to a true and correct copy of the charter, certificate of limited partnership, certificate of formation or other comparable organizational document of such Loan Party, and of each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to the charter, certificate of limited partnership, certificate of formation or other comparable organizational document, as applicable, of such Loan Party, that are on file in such Secretary’s office and (2) such Loan Party has paid all franchise taxes to the date of such certificate and (C) that such Loan Party is duly incorporated, organized or formed and in good standing or presently subsisting under the laws of the jurisdiction of its incorporation, organization or formation.
                    (v) A copy of a certificate of the Secretary of State (or equivalent authority) of each jurisdiction in which any Loan Party owns or leases property or in which the conduct of its business requires it to qualify or be licensed as a foreign corporation, limited partnership or limited liability company (except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect), dated reasonably near (but prior to) the Closing Date, stating, with respect to each such Loan Party, that such Loan

Party is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company in such State and has filed all annual reports required to be filed to the date of such certificate.
                    (vi) A certificate of each Loan Party, signed on behalf of such Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary (or those of its general partner or managing member or other authorized representative, if applicable), dated the Closing Date, certifying as to (A) a true and correct copy of the bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, as in effect on the date on which the resolutions referred to in Section 3.01(a)(iii) were adopted and on the Closing Date, (B) the due incorporation, organization or formation and good standing or valid existence of such Loan Party as a corporation, limited liability company or general or limited partnership organized under the laws of the jurisdiction of its incorporation, organization or formation and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (C) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the Closing Date and (D) the absence of any event that has occurred and is continuing, or that would result from the Loan, that constitutes a Default or an Event of Default.
                    (vii) A certificate of the Secretary or an Assistant Secretary (or other Responsible Officer, if applicable) of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party (either individually or as the general partner or managing member of another Loan Party) and the other documents to be delivered hereunder and thereunder.
                    (viii) Such financial, business and other information regarding each Loan Party and its Subsidiaries as the Lenders shall have requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under Plans, Multiemployer Plans and Welfare Plans, collective bargaining agreements and other arrangements with employees, Material Contracts and Tenancy Leases (together with copies thereof if requested by the Administrative Agent), audited annual financial statements for the year ending December 31, 2007, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available (or, in the event the Lenders’ due diligence review reveals material changes since such financial statements, as of a later date within 45 days of the Closing Date).
                    (ix) [Intentionally Omitted.]
                    (x) An opinion of Locke Lord Bissell & Liddell LLP, counsel for the Loan Parties, in substantially the form of Exhibit E hereto and as to such other matters as the Administrative Agent may reasonably request.
                    (xi) The Commitment Termination Date shall not have passed.
                    (xii) A Notice of Borrowing and a Borrowing Base Certificate.
               (b) The Lenders shall be satisfied with the corporate and legal structure and capitalization of each Loan Party and the Companies, including the terms and conditions of the charter and bylaws, operating agreement, partnership agreement or other governing document of each of them.
               (c) The Loan Parties shall have no Debt, other than Surviving Debt, and all Surviving Debt shall be on terms and conditions satisfactory to the Lenders.
               (d) [Intentionally Omitted.]
               (e) Before and after giving effect to the transactions contemplated by the Loan Documents, there shall have occurred (i) no Material Adverse Change since March 31, 2008, and (ii) no material adverse change in the Initial Borrowing Base Properties since the date of this Agreement.
               (f) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 4.01(f) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, and there shall have been no material adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.
               (g) All governmental and third party consents and approvals necessary in connection with the transactions contemplated by the Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the Loan Documents.
               (h) The Borrower shall have paid all fees that are due and payable pursuant to the Fee Letter, all other accrued fees of the Administrative Agent and the Lenders and all out-of-pocket expenses (including the reasonable fees and expenses of counsel) of the Administrative Agent and the Arranger.
               (i) The representations and warranties contained in each Loan Document shall be true and correct in all respects, before and after giving effect to the making of the Loans and the application of the proceeds therefrom.
               (j) No Default shall have occurred and be continuing, or would result from the making of the Loans or the application of the proceeds therefrom.
               (k) The Administrative Agent shall have received such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonably request.
          SECTION 3.02. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Initial Funding Date specifying its objection thereto.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          SECTION 4.01. Representations and Warranties of the Loan Parties. Each of the Parent Guarantor and the Borrower represents and warrants as follows:
               (a) Organization and Powers; Qualification and Good Standing. Each Loan Party and each of its Subsidiaries and each general partner or managing member, if any, of each Loan Party (i) is a corporation, limited liability company or partnership duly incorporated, organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (ii) is duly qualified and in good standing as a foreign corporation, limited liability company or partnership in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. The Parent Guarantor has, beginning with its taxable year ended December 31, 2004, been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and the present and proposed method of operation of the Parent Guarantor and its Subsidiaries will permit the Parent Guarantor to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. All of the outstanding Equity Interests in the Parent Guarantor have been validly issued, are fully paid and non-assessable, all of the general partner Equity Interests in the Borrower are owned by the Parent Guarantor, and all such general partner Equity Interests are owned by the Parent Guarantor free and clear of all Liens.
               (b) Subsidiaries. Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, organization or formation, the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party on the date hereof and the number of shares (or the equivalent thereof) covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries has been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens except Permitted Liens.
               (c) Due Authorization; No Conflict. The execution and delivery by each Loan Party of each Loan Document to which it is or is to be a party (either individually or as the general partner or managing member of another Loan Party), and the performance of its obligations thereunder, and the consummation of the transactions contemplated by the Loan

Documents, are within the corporate, limited liability company or partnership powers of such Loan Party, have been duly authorized by all necessary corporate, limited liability company or partnership action, and do not (i) contravene the charter or bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.
               (d) Governmental Consents. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party (either individually or as the general partner or managing member of another Loan Party) or for the consummation of the transactions contemplated by the Loan Documents, or (ii) to the knowledge of the Parent Guarantor and the Borrower, the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents, except for (x) the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d) hereto, all of which have been duly obtained, taken, given, or made and are in full force and effect and (y) the filing of the Security Documents in the appropriate records office with respect thereto.
               (e) Binding Obligation. This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party that is a party thereto (either individually or as the general partner or managing member of another Loan Party). This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party, general partner or managing member, as the case may be, in accordance with its terms.
               (f) Litigation. There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries or any general partner or managing member (if any) of any Loan Party, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of any Loan Document, the transactions contemplated by the Loan Documents, the Collateral or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, and there has been no adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries or any general partner or managing member (if any) of any Loan Party, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

               (g) Financial Condition. The consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at December 31, 2007 and the related consolidated statement of income and consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of Ernst & Young LLP, independent public accountants, the consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at March 31, 2008 and the related consolidated statement of income and consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for the three months then ended, duly certified by the Chief Financial Officer of the Parent Guarantor, copies of which have been furnished to each Lender, fairly present subject, in the case of said consolidated balance sheet as at March 31, 2008, and said consolidated statements of income and cash flows for the three months then ended, to year-end audit adjustments, the consolidated financial condition of the Parent Guarantor and its Subsidiaries, as at such date and the consolidated results of operations of the Parent Guarantor and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since March 31, 2008, there has been no Material Adverse Change.
               (h) Forecasts. The consolidated forecasted balance sheets, statements of income and statements of cash flows of the Parent Guarantor and its Subsidiaries delivered to the Lenders pursuant to Section 3.01(a)(viii) or 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Parent Guarantor’s best estimate of its future financial performance.
               (i) Full Disclosure. No information, exhibit or report furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.
               (j) Margin Regulations. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
               (k) Governmental Regulation. Neither any Loan Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Without limiting the generality of the foregoing, each Loan Party and each of its Subsidiaries: (i) is primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (ii) is not engaged in, does not propose to engage in and does not hold itself out as being engaged in the business of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (iii) does not own or propose to acquire investment securities (as defined in the Investment Company Act of 1940, as amended) having a value exceeding forty percent (40%) of the value of such company’s total assets (exclusive of government securities and cash items) on an unconsolidated basis; (iv) has not in the past been engaged in the business of issuing face-amount certificates of the installment type; and (v) does not have any outstanding face-amount certificates of the installment type. Neither the making of any Loans nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.
               (l) No Materially Adverse Agreements. Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate, partnership, membership or other governing restriction that would be reasonably likely to have a Material Adverse Effect.
               (m) [Intentionally Omitted.]
               (n) Surviving Debt. Set forth on Schedule 4.01(n) hereto is a complete and accurate list of all Surviving Debt, showing as of the date hereof the obligor, the principal amount outstanding thereunder and the maturity date thereof.
               (o) Existing Liens. Set forth on Schedule 4.01(o) hereto is a complete and accurate list of all Liens on the property or assets of any Loan Party or any of its Subsidiaries that secure Debt for Borrowed Money, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The Collateral and the rights of the Administrative Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses by any Loan Party or any of their respective Subsidiaries or Affiliates or, to the best knowledge of each of the Parent Guarantor and the Borrower, any other Person other than Permitted Liens described in clause (a) of such definition.
               (p) Real Estate Assets. Set forth on Schedule 4.01(p) hereto is a complete and accurate list of all Real Estate Assets owned and/or leased (as lessee) by any Loan Party or any Company as of the date hereof or, if applicable, the date of the most recent supplement to such Schedule 4.01(p) delivered pursuant to Section 5.03(j), showing as of such date the street address, county or other relevant jurisdiction, state, and record owner thereof. Each Loan Party or such Company has good, marketable (or, as to assets located in Texas, indefeasible) and insurable fee simple title to such Real Estate Assets, free and clear of all Liens, other than Liens created by the Loan Documents and Permitted Liens.
               (q) [Intentionally Omitted.]
               (r) Environmental Matters. (i) Except as otherwise set forth on Part I of Schedule 4.01(r) hereto, the operations and properties of each Company comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits will have no material ongoing obligations or costs, and to the knowledge of each of the Parent Guarantor and the Borrower, no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could have a Material Adverse Effect.
                    (ii) Except as otherwise set forth on Part II of Schedule 4.01(r) hereto, none of the properties currently or, to the knowledge of each of the Parent Guarantor and the Borrower, formerly owned or operated by any Loan Party or any Company is listed or to the knowledge of each of the Parent Guarantor and the Borrower, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; any and all asbestos or asbestos-containing material on any property currently owned or operated by any Company is in good condition and is arranged in accordance with Environmental Laws; Hazardous Materials have not been stored or otherwise located, released, discharged or disposed of on any property currently or formerly owned or operated by any Company in a manner that could reasonably be expected to result in a material liability, and no part of such property is presently contaminated by Hazardous Materials (in each case excluding, with respect to any property formerly owned or operated by any Company, any such storage, location, release, discharge, disposal or contamination occurring after such Company ceased to own or operate such property).
                    (iii) Except as otherwise set forth on Part III of Schedule 4.01(r) hereto, neither any Loan Party nor any Company is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Company have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any Company.
               (s) Compliance With Laws. Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws (including, without limitation, the Securities Act and the Securities Exchange Act, and the applicable rules and regulations thereunder, state securities law and “Blue Sky” laws) applicable to it and its business, where the failure to so comply could reasonably be expected to have a Material Adverse Effect.
               (t) Force Majeure. Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.
               (u) Loan Parties’ Credit Decisions. Each Loan Party has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement (and in the case of the Guarantors, to give the guaranty under this Agreement) and each other Loan Document to which it is or is to be a party, and each Loan Party has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.
               (v) Solvency. Each Loan Party is, individually and together with its Subsidiaries, Solvent.
               (w) Sarbanes-Oxley. No Loan Party has made any extension of credit to any of its directors or executive officers in contravention of any applicable restrictions set forth in Section 402(a) of Sarbanes-Oxley.
               (x) ERISA Matters. (i) Set forth on Schedule 4.01(x) hereto is a complete and accurate list of all Plans and Welfare Plans.
                    (ii) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.
                    (iii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lenders, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.
                    (iv) Neither any Loan Party nor any ERISA Affiliate has contributed to or been required to contribute to any Multiemployer Plan within the past six years prior to the date hereof.
                    (v) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.
               (y) Borrowing Base Properties.
                    (i) The Loan Parties are the beneficial, and the Companies are the legal, owners of the Borrowing Base Properties free and clear of any Lien, except for (A) Permitted Liens described in clauses (a), (b), (d) and (e) of the definition of “Permitted Liens”, (B) Liens in favor of the Administrative Agent for the benefit of the Lenders pursuant to the Loan Documents, and (C) first priority mortgage liens on such Borrowing Base Properties (including the rents, issues and profits therefrom), or any interest therein (including the rents, issues and profits therefrom), and related personal property; provided that no default, or event or condition which with the giving of notice or passage of time would become an event of default, under any Debt secured by a Lien described in this subclause (y)(i)(C) has occurred and is continuing. Each of the Borrowing Base Properties satisfies the requirements in this Agreement to being a Borrowing Base Property. To each of the Parent Guarantor’s and the Borrower’s knowledge, except as set forth on Schedule 4.01(y) hereto, there are no proceedings in condemnation or eminent domain affecting any of the Borrowing Base Properties and, to the knowledge of each of the Parent Guarantor and the Borrower, none is threatened. No Person has any option or other right to purchase all or any portion of any of the Borrowing Base Properties or any interest therein.
                    (ii) To each of the Parent Guarantor’s and the Borrower’s knowledge, the Borrowing Base Properties and the use thereof comply in all material respects with all applicable zoning, subdivision and land use laws, regulations and ordinances, all applicable health, fire, building codes, parking laws and all other laws, statutes, codes, ordinances, rules and regulations applicable to the Borrowing Base Properties, or any of them, including without limitation the Americans with Disabilities Act. To each of the Parent Guarantor’s and the Borrower’s knowledge, all material permits, licenses and certificates for the lawful use, occupancy and operation of each component of each of the Borrowing Base Properties in the manner in which it is currently being used, occupied and operated, including, but not limited to liquor licenses and certificates of occupancy, or the equivalent, have been obtained and are current and in full force and effect. To each of the Parent Guarantor’s and the Borrower’s knowledge, no legal proceedings are pending or threatened with respect to the zoning of any Borrowing Base Property. To each of the Parent Guarantor’s and the Borrower’s knowledge, neither the zoning nor any other right to construct, use or operate any Borrowing Base Property is in any way dependent upon or related to any real estate other than such Borrowing Base Property in any way that has had or is reasonably likely to give rise to a materially adverse effect as to the value, use of or ability to sell or finance such Borrowing Base Property. No tract map, parcel map, condominium plan, condominium declaration, or plat of subdivision will be recorded by any Loan Party with respect to any Borrowing Base Property without the Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.
                    (iii) [Intentionally omitted.]
                    (iv) [Intentionally omitted.]
                    (v) To each of the Parent Guarantor’s and the Borrower’s knowledge, all improvements on any Borrowing Base Property, including without limitation the roof and all structural components, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior doors, parking facilities, sidewalks and landscaping, are in good condition and repair. Neither the Parent Guarantor nor the Borrower is aware of any latent or patent structural or other material defect or deficiency in any of the Borrowing Base Properties and, to each of the Parent Guarantor’s and the Borrower’s knowledge, city water supply, storm and sanitary sewers, and electrical, gas (if applicable) and telephone facilities are available to each of the Borrowing Base Properties within the boundary lines of each of the Borrowing Base Properties (except in any way that has not had and is reasonably likely to not give rise to a materially adverse effect as to the value, use of or ability to sell or finance such Borrowing Base Property), are fully connected to the improvements and are fully operational, are sufficient to meet the reasonable needs of each of the Borrowing Base Properties as now used or presently contemplated to be used, and no other utility facilities are necessary to meet the reasonable needs of any of the Borrowing Base Properties as now used or presently contemplated. Except in any way that has not had and is reasonably likely to not give rise to a materially adverse effect as to the value, use of or ability to sell or finance such

Borrowing Base Property, to each of the Parent Guarantor’s and the Borrower’s knowledge no part of any of the Borrowing Base Properties is within a flood plain and none of the improvements thereon create encroachments over, across or upon any of the Borrowing Base Properties’ boundary lines, rights of way or easements, and no building or other improvements on adjoining land create such an encroachment which could reasonably be expected to have a Material Adverse Effect. All public roads and streets necessary for service of and access to each of the Borrowing Base Properties for the current and contemplated uses thereof have been completed and are serviceable and are physically and legally open for use by the public. To each of the Parent Guarantor’s and the Borrower’s knowledge after due inquiry, any septic system located at any of the Borrowing Base Properties is in good and safe condition and repair and in compliance with all applicable law.
                    (vi) Each of the Borrowing Base Properties is comprised of one (1) or more parcels which constitute separate tax lots. No part of any of the Borrowing Base Properties is included or assessed under or as part of another tax lot or parcel, and no part of any other property is included or assessed under or as part of the tax lots or parcels comprising any of the Borrowing Base Properties.
               (z) [Intentionally Omitted.]
               (aa) No Prohibited Persons. Neither any Loan Party nor any of their respective officers, directors, partners, members, Affiliates or, to the knowledge of the Loan Parties, shareholders is an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO 13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).
               (bb) On-Campus Participating Entities. Set forth on Schedule 4.01(bb) hereto is a complete and accurate list of all Debt of the On-Campus Participating Entities. None of the Consolidated Entities (i) is directly or indirectly liable, contingently or otherwise, with respect to any of such Debt, except as provided in the ACCSI Guaranty and the Cullen Oaks Phase II Guaranty, or (ii) has any obligation, direct or indirect, contingent or otherwise, to make any additional Investment in any of the On-Campus Participating Entities.
               (cc) Hampton Roads Joint Venture. None of the Consolidated Entities (i) is directly or indirectly liable, contingently or otherwise, with respect to any Debt of Hampton Roads Joint Venture, or (ii) has any obligation, direct or indirect, contingent or otherwise, to make any additional Investment in Hampton Roads Joint Venture.
               (dd) No Event of Default. No Default or Event of Default has occurred and is continuing.

ARTICLE V
COVENANTS OF THE LOAN PARTIES
          SECTION 5.01. Affirmative Covenants. So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, each Loan Party will:
               (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970; provided, however that the failure to comply with the provisions of this Section 5.01(a) shall not constitute a default hereunder so long as such non-compliance is the subject of a Good Faith Contest or would not reasonably be expected to have a Material Adverse Effect.
               (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property or any of the Collateral; provided, however that neither the Loan Parties nor any of their Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.
               (c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, in each case to the extent the failure to remove and/or clean up the same would be reasonably likely to result in a material liability to any Loan Party or any of its Subsidiaries; provided, however that neither the Loan Parties nor any of their Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.
               (d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiaries operate.

               (e) Preservation of Partnership or Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence (corporate or otherwise), rights (charter and statutory), permits, licenses, approvals and franchises except, in the case of Subsidiaries of the Borrower only, if in the reasonable business judgment of such Subsidiary it is in its best economic interest not to preserve and maintain such rights or franchises and such failure to preserve and maintain such rights or franchises is not reasonably likely to result in a Material Adverse Effect (it being understood that the foregoing shall not prohibit, or be violated as a result of, any transactions by or involving any Loan Party or Subsidiary thereof otherwise permitted under Section 5.02(d) or (e) below).
               (f) Visitation Rights. At any reasonable time and from time to time, permit any of the Administrative Agent or Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, any Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of any Loan Party and any of its Subsidiaries with any of their general partners, managing members, officers or directors and with their independent certified public accountants.
               (g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with GAAP.
               (h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and will from time to time make or cause to be made all appropriate repairs, renewals and replacement thereof except where failure to do so would not have a Material Adverse Effect.
               (i) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than (i) in the case of any Loan Party, any other Loan Party, and (ii) in the case of any other Subsidiary of the Parent Guarantor, any Consolidated Entity) on terms that are fair and reasonable and no less favorable to such Loan Party or Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided that neither (A) the charging of a guarantee fee or similar charge, in the amount of up to 2% of the guaranteed obligation, by one Subsidiary of the Parent Guarantor to another such Subsidiary as compensation for providing a guarantee of an obligation of such other Subsidiary nor (B) the charging by ACCSI of fees for services rendered to any other Subsidiary of the Parent Guarantor in the amount of up to 150% of the cost of providing such services nor (C) the incurrence by any Subsidiary of the Parent Guarantor of obligations under a Customary Carve-Out Agreement relating to Non-Recourse Debt of another such Subsidiary shall constitute a breach of this Section 5.02(i).
               (j) [Intentionally omitted.]
               (k) Further Assurances. (i) Promptly upon request by Administrative Agent, or any Lender through the Administrative Agent, correct, and cause each of its

Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.
                    (ii) Promptly upon request by Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge and deliver any and all such further acts, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents, and cause each of its Subsidiaries to do so.
               (l) Performance of Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect (including, without limitation, not allowing any lease which constitutes a Material Contract to lapse or be terminated or any rights to renew such lease to be forfeited or cancelled), enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent (including, without limitation, notifying the Administrative Agent of any default by any party with respect to any lease which constitutes a Material Contract and cooperating with the Administrative Agent in all respects to cure any such default) and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.
               (m) Maintenance of REIT Status. In the case of the Parent Guarantor, at all times, conduct its affairs and the affairs of its Subsidiaries in a manner so as to qualify as a REIT and elect to be treated as a REIT.
               (n) NYSE Listing. In the case of the Parent Guarantor, at all times (i) cause its common shares to be duly listed on the New York Stock Exchange and (ii) file all reports required to be filed by it in connection therewith in a timely manner, after giving effect to any extensions allowed by the New York Stock Exchange or the Securities and Exchange Commission.
               (o) Sarbanes-Oxley. Comply at all times with all applicable provisions of Section 402(a) of Sarbanes-Oxley.
               (p) Hampton Roads Joint Venture. Promptly notify the Administrative Agent in the event of any change in the structure, investment, return or other rights and obligations of Borrower or its Subsidiaries with respect to the Hampton Roads Joint Venture. In the event of any such change, Hampton Roads Joint Venture may, at the discretion of the Administrative Agent, be considered a Consolidated Subsidiary or Unconsolidated Entity, as applicable, as determined by Administrative Agent.
          SECTION 5.02. Negative Covenants. So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, no Loan Party will, at any time:

               (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names such Loan Party or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except, in the case of the Loan Parties (other than the Parent Guarantor) and their respective Subsidiaries:
                    (i) Liens created under the Loan Documents;
                    (ii) Permitted Liens;
                    (iii) Liens described on Schedule 4.01(o) hereto;
                    (iv) Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(ii)(B), provided that no such Lien shall extend to or cover any Borrowing Base Property or assets other than the assets subject to such Capitalized Leases;
                    (v) Liens on property of a Person existing at the time such Person is merged into or consolidated with any Loan Party or any Subsidiary of any Loan Party or becomes a Subsidiary of any Loan Party, provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with such Loan Party or such Subsidiary or acquired by such Loan Party or such Subsidiary;
                    (vi) other Liens securing Non-Recourse Debt permitted under Section 5.02(b)(ii)(E) or Secured Recourse Debt permitted under Section 5.02(b)(ii)(F), provided that no such Lien shall extend to or cover any Borrowing Base Property or the Collateral other than Liens consisting of first priority mortgage liens on Student Housing Properties included as a Borrowing Base Property (including the rents, issues and profits therefrom), or any interest therein (including the rents, issues and profits therefrom), and related personal property;
                    (vii) the replacement, extension or renewal of any Lien permitted by clause (iii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby; and
                    (viii) Liens securing the Cullen Oaks Phase II Loan and encumbering only the Student Housing Properties located on the premises covered by the U of H ground lease.
               (b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

                    (i) in the case of any Loan Party or any Subsidiary of a Loan Party, Debt owed to any other Loan Party or any wholly-owned Subsidiary of any Loan Party, provided that, in each case, such Debt (y) shall be on terms acceptable to the Administrative Agent and (z) shall be evidenced by promissory notes in form and substance satisfactory to the Administrative Agent, which promissory notes shall (unless payable to the Borrower) by their terms be subordinated to the Obligations of the Loan Parties under the Loan Documents;
                    (ii) in the case of each Loan Party (other than the Parent Guarantor) and its Subsidiaries,
                         (A) Debt under the Loan Documents and the Revolving Loan Documents,
                         (B) (1) Capitalized Leases not to exceed in the aggregate $5,000,000 at any time outstanding, and (2) in the case of Capitalized Leases to which any Subsidiary of a Loan Party is a party, Debt of such Loan Party of the type described in clause (i) of the definition of “Debt” guaranteeing the Obligations of such Subsidiary under such Capitalized Leases,
                         (C) the Surviving Debt described on Schedule 4.01(o) hereto and any Refinancing Debt that extends, refunds or refinances such Surviving Debt,
                         (D) Debt in respect of Hedge Agreements entered into by the Borrower and designed to hedge against fluctuations in interest rates incurred in the ordinary course of business and consistent with prudent business practice,
                         (E) Non-Recourse Debt the incurrence of which would not result in a Default under Section 5.04 or any other provision of this Agreement, and the obligations under any Customary Carve-Out Agreements related thereto,
                         (F) Secured Recourse Debt the incurrence of which would not result in a Default under Section 5.04 or any other provision of this Agreement, provided that each individual obligation included within Secured Recourse Debt shall not exceed 80% of the value of the collateral securing such Secured Recourse Debt as reasonably determined by Borrower and approved by Administrative Agent,
                         (G) Unsecured Debt the incurrence of which would not result in a Default under Section 5.04 or any other provision of this Agreement, and
                         (H) Qualifying Trust Preferred Obligations;
                    (iii) in the case of the Parent Guarantor,
                         (A) Debt under the Loan Documents and the Revolving Loan Documents,
                         (B) Obligations under any Carve-Out Agreements related to any Non-Recourse Debt permitted under Section 5.02(b)(ii)(E), and

                         (C) Debt in respect of Completion Guaranties;
                    (iv) endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
                    (v) in the case of American Campus (U of H), Ltd., the Cullen Oaks Phase II Loan; and
                    (vi) in the case of ACCSI, the Cullen Oaks Phase II Guaranty;
provided that, notwithstanding anything herein to the contrary, no Loan Party shall, nor shall it permit any of its Subsidiaries (including without limitation the On-Campus Participating Entities) to, create, incur or assume any Debt relating to the On-Campus Participating Entities or the On-Campus Participating Properties after the date hereof other than the Cullen Oaks Phase II Loan and the Cullen Oaks Phase II Guaranty.
               (c) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof; or engage in, or permit any of its Subsidiaries to engage in, any business other than ownership, development and management of Student Housing Properties consistent in quality with the Borrowing Base Properties, and other business activities incidental thereto.
               (d) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so; provided, however that (i) any Subsidiary of a Loan Party may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of such Loan Party (provided that if one or more of such Subsidiaries is also a Loan Party, any such Loan Party shall be the surviving entity) or any other Loan Party (provided that such Loan Party or, in the case of any Loan Party other than the Borrower, another Loan Party shall be the surviving entity), and (ii) any Loan Party or any other Subsidiary of a Loan Party may merge with any other Person so long as such Loan Party or such Subsidiary, as the case may be, is the surviving entity, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom. Notwithstanding any other provision of this Agreement, (y) any Subsidiary of a Loan Party (other than the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and the assets or proceeds from the liquidation or dissolution of such Subsidiary are transferred to the Borrower or another Loan Party, provided that (A) no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction and (B) no Default or Event of Default would result therefrom, and (z) any Loan Party or Subsidiary of a Loan Party shall be permitted to effect any Transfer of assets other than Borrowing Base Properties through the sale of Equity Interests in the Subsidiary of such Loan Party that owns such assets so long as Section 5.02(e) would otherwise permit the Transfer of all assets owned by such Subsidiary at the time of such sale of Equity Interests.
               (e) Sales, Etc. of Assets. (i) In the case of the Parent Guarantor, sell, lease, transfer or otherwise dispose of, or grant any option or other right to purchase, lease or otherwise acquire, any of its assets and (ii) in the case of the Loan Parties (other than the Parent Guarantor), sell, lease (other than enter into Tenancy Leases), transfer or otherwise dispose of, or grant any option or other right to purchase, lease (other than any option or other right to enter into Tenancy Leases) or otherwise acquire, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, or grant any option or other right to purchase, lease or otherwise acquire (each action described in clause (ii) of this subsection (e) being a “Transfer”), any asset or assets (or any Equity Interests in connection therewith) other than (A) the Transfer of any asset or assets that are not Borrowing Base Properties or any interest therein from any Loan Party to another Loan Party or from a Subsidiary of a Loan Party to another Subsidiary of such Loan Party or any other Loan Party or (B) the Transfer of any asset or assets during any Fiscal Year of which the aggregate Capitalized Value (or, in the case of any Real Estate Asset owned or in operation by any Consolidated Entity for less than four full fiscal quarters as of the applicable date of determination, the undepreciated book value), when added to the Capitalized Values (or undepreciated book values, if applicable) of all other assets that had been the subject of any previous Transfer or Transfers during such Fiscal Year (as determined at the time of each such Transfer), is less than 20% of Consolidated Total Asset Value as of the beginning of such Fiscal Year; provided that (1) no Transfer of any Borrowing Base Property or any interest therein or of any Equity Interests in any Loan Party other than the Parent Guarantor shall be permitted without the prior written consent of the Required Lenders and (2) in the case of any Transfer described in clause (B) above which individually or in a series of related transactions is in excess of 10% of Consolidated Total Asset Value as of the beginning of such Fiscal Year, the Loan Parties are in compliance with the covenants contained in Section 5.04 (both before and after giving effect to such Transfer), as evidenced by a certificate of the Chief Financial Officer (or such person performing similar functions) of the Borrower delivered to the Administrative Agent prior to such Transfer demonstrating such compliance and that the Transfer does not otherwise cause or result in a Default or Event of Default .
               (f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:
                    (i) Investments by the Loan Parties and their Subsidiaries in their Subsidiaries outstanding on the date hereof and additional Investments in Subsidiaries of the Loan Parties and, in the case of the Loan Parties (other than the Parent Guarantor) and their respective Subsidiaries, Investments in assets (including by asset or Equity Interest acquisitions), in each case subject, where applicable, to the limitations set forth in Section 5.02(f)(v);
                    (ii) Investments in Cash Equivalents;
                    (iii) Investments consisting of intercompany Debt permitted under Section 5.02(b)(i);
                    (iv) Investments consisting of Loans to officers and employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;
                    (v) Investments consisting of the following items so long as (y) the aggregate amount outstanding, without duplication, of all Investments described in this clause (v) does not exceed, at any time, 30% of Consolidated Total Asset Value at such time, and (z) the aggregate amount of each of the following items of Investments does not exceed the specified percentage of Consolidated Total Asset Value set forth below:
                         (A) unimproved Real Estate Assets not constituting Development Properties, so long as the aggregate amount of such Investments, calculated on the basis of cost, does not at any time exceed 5% of Consolidated Total Asset Value at such time,
                         (B) Development Properties, so long as the aggregate amount of such Investments, calculated on the basis of actual cost, does not at any time exceed 25% of Consolidated Total Asset Value at such time, and
                         (C) Investments in Unconsolidated Entities so long as the aggregate amount of such Investments outstanding does not at any time exceed 10% of Consolidated Total Asset Value at any time; and
                    (vi) Investments by the Borrower in Hedge Agreements permitted under Section 5.02(b)(ii)(D).
provided that, notwithstanding anything herein to the contrary, (A) no Loan Party shall make, nor shall it permit any of its Subsidiaries (including without limitation the On-Campus Participating Entities) to make, any Investment in the On-Campus Participating Entities or the On-Campus Participating Properties after the date hereof to the extent the aggregate amount of all such Investments made after the date hereof would exceed $1,000,000, and (B) no Loan Party shall permit any of the On-Campus Participating Entities to make or hold any Investment in an Unconsolidated Entity, and (C) no Loan Party shall make, nor shall it permit any of its Subsidiaries (including, without limitation the On-Campus Participating Entities) to make, without the prior written approval of the Required Lenders, any Investment after the date hereof in any Person which is not an On-Campus Participating Entity as of the Closing Date which engages in the development or ownership of a Student Housing Property where it is intended that such Loan Party shall receive from such Student Housing Property a share of excess cash flow with a college, university or other institution of higher learning.
               (g) Restricted Payments. In the case of the Parent Guarantor and the Borrower only, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such; provided, however that the Parent Guarantor and the Borrower may declare and pay dividends or make other distributions solely in Cash or shares of their respective common stock so long as, in the case of any such Cash dividends or distributions, (i) no Default or Event of Default shall have occurred and be continuing at the time of declaration or payment thereof and the aggregate amount of such Cash dividends or distributions, together with the aggregate amount of Cash dividends or distributions made during the applicable period pursuant to the immediately following clause (ii), do not exceed during any four consecutive fiscal quarters of the Parent Guarantor 100% of Funds From Operations for such four fiscal quarter period, (ii) no Default or Event of Default of the type described in Section 6.01(a) or (f) shall have occurred and be continuing at the time of declaration or payment thereof and such Cash dividends or distributions are required to be made in order for the Parent Guarantor to comply with Section 5.01(m), or (iii) such Cash dividends or distributions are made by the Borrower to the Parent Guarantor to enable it to pay, and the Parent Guarantor uses the proceeds of such dividends or distributions to pay, costs and expenses incurred by the Parent Guarantor in the ordinary course of conducting its business in the manner permitted under Section 5.02(m).
               (h) Amendments of Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, in each case in any material respect, its limited partnership agreement, certificate of incorporation or bylaws or other constitutive documents, provided that any amendment to any such constitutive document that would be adverse to any of the Administrative Agent or the Lenders shall be deemed “material” for purposes of this Section.
               (i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles, or (ii) Fiscal Year.
               (j) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or Loans to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) any agreement or instrument evidencing Surviving Debt, (iii) any agreement or instrument evidencing any Refinancing Debt that extends, refunds or refinances any Surviving Debt, so long as the limitations contained in such Refinancing Debt are no more restrictive than those contained in the Surviving Debt which is refinanced thereby, (iv) any agreement evidencing any Non-Recourse Debt permitted under this Agreement so long as the limitations contained therein do not apply to any Loan Party, (v) any agreement evidencing any Secured Debt permitted under this Agreement so long as the limitations contained therein do not apply to any Loan Party (except there may be limitations with respect to Borrower and Parent Guarantor so long as they are no more restrictive than the limitations contained in this Agreement), and (vi) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower.
               (k) Amendment, Etc. of Material Contracts. Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the interest or rights of the Administrative Agent or any Lender, or permit any of its Subsidiaries to do any of the foregoing, in each case in a manner that could reasonably be expected to have a Material Adverse Effect, in each case taking into account the effect of any agreements that supplement or serve to substitute for, in whole or in part, such Material Contract.
               (l) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets (including, without limitation, any Borrowing Base Properties), except (i) pursuant to the Loan Documents or the Revolving Loan Documents or (ii) with respect to any property or assets other than Borrowing Base Properties in connection with (A) any Surviving Debt and any Refinancing Debt extending, refunding or refinancing such Surviving Debt, so long as the prohibitions or conditions contained in such Refinancing Debt are no more restrictive than the corresponding provisions contained in the Debt which is extended, refunded or refinanced thereby, (B) any Non-Recourse Debt permitted by Section 5.02(b)(ii)(E) solely to the extent that (1) the Person incurring such Non-Recourse Debt has no Subsidiaries and (2) the agreements or instruments governing such Non-Recourse Debt prohibit Liens on the property of the Person incurring such Non-Recourse Debt and the Equity Interests in such Person, (C) any Secured Recourse Debt permitted by Section 5.02(b)(ii)(F) solely to the extent that the agreements or instruments governing such Secured Recourse Debt prohibit Liens on the property securing such Debt, and in connection with any mezzanine financing Liens on any underlying real estate relating thereto (other than any Borrowing Base Property or interest therein), (D) any Capitalized Lease permitted by Section 5.02(b)(ii)(B) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, or (E) any Debt outstanding on the date any Subsidiary of the Borrower becomes such a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of the Borrower).
               (m) Parent Guarantor as Holding Company. In the case of the Parent Guarantor, not enter into or conduct any business, or engage in any activity (including, without limitation, any action or transaction that is required or restricted with respect to the Borrower and its Subsidiaries under Sections 5.01 and 5.02 without regard to any of the enumerated exceptions to such covenants), other than (i) the holding of the Equity Interests of the Borrower; (ii) the performance of its duties as general partner of the Borrower; (iii) the performance of its Obligations (subject to the limitations set forth in the Loan Documents) under each Loan Document to which it is a party; (iv) the making of equity Investments in the Borrower; provided that each such Investment shall be on terms acceptable to the Administrative Agent; (v) engaging in any activity necessary to continue to qualify as a REIT and (vi) activities incidental to each of the foregoing.
               (n) Multiemployer Plans. Neither any Loan Party nor any ERISA Affiliate will contribute to or be required to contribute to any Multiemployer Plan.
               (o) Borrowing Base Property Occupancy Level. Permit or suffer to exist the Borrowing Base Properties in the aggregate to consist of Student Housing Properties which have an aggregate occupancy level for the preceding four (4) calendar quarters of tenants in possession and paying rent and which are not in default under their respective leases of less than eighty percent (80%) of the aggregate rentable units within such Borrowing Base Properties.

               (p) Qualifying Trust Preferred Obligations. Make or permit any amendment or modification to any indenture, note or other agreements evidencing or governing any Qualifying Trust Preferred Obligations, or if any Default or Event of Default has occurred and is continuing or would arise as a result thereof, directly or indirectly pay, prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire any Qualifying Trust Preferred Obligations.
          SECTION 5.03. Reporting Requirements. So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, the Borrower will furnish to the Administrative Agent for transmission to the Lenders in accordance with Section 9.02(b):
               (a) Default Notice. As soon as possible and in any event within two days after obtaining knowledge of the occurrence of any Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer (or person performing similar functions) of the Parent Guarantor setting forth details of such Default or such event, development or occurrence and the action that the Parent Guarantor has taken and proposes to take with respect thereto.
               (b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Parent Guarantor and its Subsidiaries (which may be the Parent Guarantor’s annual report on Form 10-K for such year), including therein consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of income and a consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for such Fiscal Year, in each case accompanied by an unqualified opinion of Ernst & Young LLP or other independent public accountants of recognized standing acceptable to the Required Lenders, together with (i) a certificate of such accounting firm to the Administrative Agent and the Lenders (to the extent providing such a certificate does not violate generally-applicable policies of such accounting firm) stating that in the course of the regular audit of the business of the Parent Guarantor and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form satisfactory to the Administrative Agent (to the extent providing such a schedule does not violate generally-applicable policies of such accounting firm) of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04, and (iii) a certificate of the Chief Financial Officer (or person performing similar functions) of the Parent Guarantor stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent Guarantor has taken and proposes to take with respect thereto.
               (c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such quarter and consolidated statements of income of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and consolidated statements of income and a consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Financial Officer (or person performing similar functions) of the Parent Guarantor as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent Guarantor has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the Parent Guarantor in determining compliance with the covenants contained in Section 5.04.
               (d) Borrowing Base Certificate. (i) As soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent Guarantor, (ii) at the time any Additional Borrowing Base Property is included in the definition of “Borrowing Base Property”, (iii) at the time any Removed Borrowing Base Property is excluded from the definition of “Borrowing Base Property”, and (iv) at any time that a Borrowing Base Property fails to satisfy all of the Borrowing Base Conditions or the covenant set forth in Section 5.02(o), a Borrowing Base Certificate, as at the end of such fiscal quarter or the date of such inclusion or exclusion, as the case may be, in each case certified by the Chief Financial Officer (or person performing similar functions) of the Parent Guarantor. Borrower shall immediately notify Administrative Agent in the event that a Borrowing Base Property fails to satisfy any of the Borrowing Base Conditions.
               (e) Borrowing Base Financials. As soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent Guarantor, financial information in respect of all Borrowing Base Properties (including, without limitation, with respect to each Borrowing Base Property (i) a statement of revenues and expenses with respect to such Borrowing Base Property and all other information and operating statistics necessary to calculate the Net Operating Income for such Borrowing Base Property and (ii) information on occupancy levels and average rent levels with respect to such Borrowing Base Property), in form and detail satisfactory to the Administrative Agent.
               (f) Annual Budgets. As soon as available and in any event no later than 45 days after the end of each Fiscal Year, (i) forecasts, prepared by management of the Parent Guarantor and in form satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a monthly basis for the then current Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Maturity Date and (ii) an operating budget, prepared by management of the Parent Guarantor and in form satisfactory to the Administrative Agent, for each Borrowing Base Property for such Fiscal Year.
               (g) Reconciliation Statements. If, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 4.01(g), the consolidated financial statements of the Parent

Guarantor and its Subsidiaries delivered pursuant to Section 5.03(b), (c) or (f) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such Section had no such change in accounting principles and policies been made, then (i) together with the first delivery of financial statements pursuant to Section 5.03(b), (c) or (f) following such change, consolidated financial statements of the Parent Guarantor and its Subsidiaries for the fiscal quarter immediately preceding the fiscal quarter in which such change is made, prepared on a pro forma basis as if such change had been in effect during such fiscal quarter, and (ii) together with each delivery of financial statements pursuant to Section 5.03(b), (c) or (f) following such change, a written statement of the chief accounting officer or chief financial officer of the Parent Guarantor setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in Section 5.04) which would have resulted if such financial statements had been prepared without giving effect to such change.
               (h) Material Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f), and promptly after the occurrence thereof, notice of any adverse change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.
               (i) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange, which delivery may be made electronically, including via Syndtrak or posting to the Parent Guarantor’s internet website.
               (j) Real Property. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report supplementing Schedule 4.01(p) hereto, including an identification of all owned and leased real property disposed of by any Loan Party or any of its Subsidiaries during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased by any Loan Party or any of its Subsidiaries during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete.
               (k) Environmental Conditions. Give notice in writing to the Administrative Agent (i) promptly upon obtaining knowledge of any material violation of any Environmental Law affecting any Real Estate Asset or the operations thereof or the operations of any Company, (ii) promptly upon obtaining knowledge of any known release, discharge or disposal of any Hazardous Materials at, from, or into any Real Estate Asset which it reports in writing or is reportable by it in writing to any governmental authority and which is material in amount or nature or which could materially adversely affect the value of such Real Estate Asset,

(iii) promptly upon its receipt of any notice of material violation of any Environmental Laws or of any material release, discharge or disposal of Hazardous Materials in violation of any Environmental Laws or any matter that may result in an Environmental Action, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) such Loan Party’s or any other Person’s operation of any Real Estate Asset, (B) contamination on, from or into any Real Estate Asset, (C) investigation or remediation of off-site locations at which such Loan Party or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Materials, or (D) the Administrative Agent’s liens or security title on the Collateral pursuant to the Security Documents, or (iv) upon such Loan Party’s obtaining knowledge that any expense or loss has been incurred by such governmental authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which such Loan Party or any joint venture involving a Loan Party may be liable or for which a Lien may be imposed on any Real Estate Asset, provided that any of the events described in clauses (i) through (iv) above would have a Material Adverse Effect or could reasonably be expected to result in an Environmental Action with respect to any Borrowing Base Property.
               (l) Borrowing Base Property Value. Promptly after discovery of any setoff, claim, withholdings or other defenses to which any Borrowing Base Property is subject, which (i) would have a material adverse effect on the value of such Borrowing Base Property, (ii) would have a Material Adverse Effect or (iii) with respect to such Borrowing Base Property, would constitute a Lien other than (A) Liens described in clauses (a), (b), (d), and (e) of the definition of Permitted Lien, (B) a Lien in favor of the Administrative Agent for the benefit of the Lenders pursuant to the Loan Documents, or (C) a first priority mortgage lien on such Borrowing Base Property (including the rents, issues and profits therefrom), or any interest therein (including the rents, issues and profits therefrom), and related personal property, unless any default, or event or condition which with the giving of notice or passage of time would become an event of default, under any Debt secured by a Lien described in this subclause (l)(iii)(C) has occurred and is continuing, provide the Administrative Agent with notice thereof.
               (m) Material Contracts. As soon as available a copy of any Material Contract entered into with respect to any Borrowing Base Property after the date hereof.
               (n) Claims Against Collateral. Within five (5) Business Days of becoming aware of (i) any material setoff, claims, withholdings or other defenses to which any of the Collateral, or the rights of the Administrative Agent or the Lenders with respect to the Collateral, are subject, or (ii) any material reduction, dilution or diminution of any interest of the Borrower or a Pledgor in any of the Companies, provide the Administrative Agent with notice and a description thereof.
               (o) Defaults Under Organizational Documents. Within five (5) Business Days of notice or receipt, copies of any and all notices of default under any of the organizational agreements of any Company in which the Borrower or a Pledgor is a member, shareholder or partner or of any failure by the Borrower or such Pledgor to perform any obligation under any of such organizational agreements.

               (p) Defaults Under Mortgage Loan Documents. Promptly upon receipt thereof, copies of any and all notices of default under any Mortgage Loan Document secured by a Lien on any Student Housing Property included as a Borrowing Base Property.
               (q) Other Information. Promptly, such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.
          SECTION 5.04. Financial Covenants. So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, the Parent Guarantor will:
               (a) Maximum Leverage Ratio: Maintain, as of the last day of each fiscal quarter of the Parent Guarantor, a Leverage Ratio equal to or less than 65%.
               (b) Minimum Consolidated Net Worth: Maintain at all times a Consolidated Net Worth of not less than the sum of (i) $250,000,000 plus (ii) an amount equal to 75% of the Net Cash Proceeds of all issuances or sales of Equity Interests of the Parent Guarantor or any of its Subsidiaries consummated after August 17, 2006.
               (c) [Intentionally Omitted.]
               (d) Minimum Consolidated Fixed Charge Coverage Ratio: Maintain, as of the last day of each fiscal quarter of the Parent Guarantor, a Consolidated Fixed Charge Coverage Ratio equal to or greater than 1.50:1.00.
               (e) Minimum Fixed Rate/Hedged Debt Ratio: Maintain at all times a Consolidated Fixed Rate/Hedged Debt Ratio equal to or greater than 70%.
               (f) Maximum Secured Debt: Maintain, as of the last day of each fiscal quarter of the Parent Guarantor, a ratio of Secured Debt to Consolidated Total Asset Value of not more than 55%; provided that, in connection with a Material Acquisition otherwise permitted under this Agreement, the ratio of Secured Debt to Consolidated Total Asset Value may increase to sixty percent (60%) for a period not to exceed the four (4) consecutive full fiscal quarters ending immediately following the closing of such acquisition.
               (g) Maximum Secured Recourse Debt. Maintain, as of the last day of each fiscal quarter of the Parent Guarantor, a ratio of Secured Recourse Debt to Consolidated Total Asset Value of not greater than 20%.
               (h) Maximum Borrowing Base Debt. Maintain, as of the last day of each fiscal quarter of the Parent Guarantor, a ratio of Borrowing Base Debt to Borrowing Base Value of not more than 75%.
               (i) Minimum Borrowing Base Debt Service Coverage Ratio. Maintain, as of the last day of each fiscal quarter of the Parent Guarantor, a Borrowing Base Debt Service Coverage Ratio greater than 1.25:1.00.

ARTICLE VI
EVENTS OF DEFAULT
          SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
               (a) Failure to Make Payments When Due. (i) The Borrower shall fail to pay any principal of any Loan when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Loan, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within three Business Days after the same becomes due and payable; or
               (b) Breach of Representations or Warranties. Any representation or warranty made by any Loan Party (or any of its officers or the officers of its general partner or managing member, as applicable) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or
               (c) Breach of Certain Covenants. The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, Section 5.01(e), (i), (m), (n) or (o), Section 5.02, Section 5.03(a) or 5.04; or
               (d) Other Defaults Under Loan Documents. Any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
               (e) Cross-Defaults. (i) Any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of (A) any Debt of such Loan Party or such Subsidiary (as the case may be) which is Non-Recourse Debt that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $20,000,000 either individually or in the aggregate or (B) any Debt of such Loan Party or such Subsidiary (as the case may be) other than Non-Recourse Debt that is outstanding in a principal amount (or in the case of any Hedge Agreement, an Agreement Value) of at least $2,000,000, either individually or in the aggregate (such Debt described under clauses (A) and (B), whether the obligation of one or more of the Loan Parties or their respective Subsidiaries, and whether the subject of one or more separate debt instruments or agreements, exclusive of Debt outstanding hereunder is referred to herein as “Material Debt”) but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and following the expiration of the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or in such Hedge Agreement; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Debt, if the effect of such event or condition is to permit the acceleration of the maturity of such Material Debt or otherwise permit the holders thereof to cause such Material Debt to mature, or (iii) the maturity of any such Material Debt shall be accelerated or any such Material Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Debt shall be required to be made, in each case prior to the stated maturity thereof; or
               (f) Insolvency Events. Any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); provided that, if any of the events or circumstances described in this clause (f) occur or exist with respect to a Subsidiary of the Parent Guarantor that is not a Loan Party, such event(s) or circumstance(s) shall not constitute a Default or an Event of Default so long as (i) such Person has no Debt other than Non-Recourse Debt, (ii) such event(s) or circumstance(s) will not result in any liability to any other Subsidiary of the Parent Guarantor as a result of any Customary Carve-Out Agreement relating to any Non-Recourse Debt of such Person, and (iii) the sum of the amounts for such Person of the items listed in the definition of Consolidated Total Asset Value, as determined for such Person on an unconsolidated basis, do not exceed 1.5% of Consolidated Total Asset Value as of the date such event(s) occur or such circumstance(s) first exist; or
               (g) Monetary Judgments. Any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $10,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party and the insurer covering full payment of such unsatisfied amount and (B) such insurer, which shall be rated at least “A-” by A.M. Best Company, has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or
               (h) Non-Monetary Judgments. Any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
               (i) Unenforceability of Loan Documents. Any provision of any Loan Document, after delivery thereof pursuant to Section 3.01 or otherwise, shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or
               (j) Collateral Forfeiture. Any Loan Party or any of their respective Subsidiaries or any Person so connected with any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of the Collateral;
               (k) Change of Control. A Change of Control shall occur; or
               (l) ERISA Events. Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $10,000,000; or
               (m) Revolving Loan Events of Default. An Event of Default under any of the Revolving Loan Documents shall occur;
then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any other Loan Party under any Bankruptcy Law, the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
ARTICLE VII
GUARANTY; COLLATERAL SECURITY
          SECTION 7.01. Guaranty; Limitation of Liability. (a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the Borrower and each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any Lender in enforcing any rights under this Agreement or any other

Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to Administrative Agent or any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party. This Guaranty is a guaranty of payment and not merely of collection.
               (b) Each Guarantor, the Administrative Agent and each other Lender hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Guarantors, the Administrative Agent and the Lenders hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.
               (c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to Administrative Agent or any Lender under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Administrative Agent and the Lenders under or in respect of the Loan Documents.
          SECTION 7.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of this Agreement or the other the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
               (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
               (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower, any other Loan Party or any of their Subsidiaries or otherwise;
               (c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
               (d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;
               (e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;
               (f) any failure of the Administrative Agent or any other Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such Lender (each Guarantor waiving any duty on the part of the Administrative Agent and each other Lender to disclose such information);
               (g) the failure of any other Person to execute or deliver this Agreement, any other Loan Document, any Guaranty Supplement (as hereinafter defined) or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or
               (h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Administrative Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.
          SECTION 7.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.
               (b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

               (c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.
               (d) [Intentionally Omitted.]
               (e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, any other Loan Party or any of their Subsidiaries now or hereafter known by the Administrative Agent or such Lender.
               (f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the other Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.
          SECTION 7.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty, this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Administrative Agent or any Lender against the Borrower, any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) and the Maturity Date, such amount shall be received and held in trust for the benefit of the Administrative Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents. If (i) any Guarantor shall make payment to Administrative Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, and (iii) the Maturity Date shall have occurred, the Administrative Agent and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.
          SECTION 7.05. Guaranty Supplements. (a) In connection with the addition of a Borrowing Base Property as an Additional Borrowing Base Property after the date hereof, other than with respect to any Additional Borrowing Base Property owned or leased by the Borrower or a Subsidiary Guarantor, the Subsidiary which owns the Equity Interests in the Wholly Owned Subsidiary which owns or leases such Additional Borrowing Base Property (other than any such Subsidiary which is prohibited from guarantying indebtedness by the express terms of its organizational documents or any mortgage loan document to which such Subsidiary or such Wholly Owned Subsidiary is party) or such other Person(s) as the Administrative Agent may determine (which, in the case of any Additional Borrowing Base Property acquired by the Borrower or any of its Subsidiaries as part of the GCT Portfolio, shall include but not be limited to GMH Communities Trust, GMH Communities GP Trust and GMH Communities LP) shall, as a condition to the inclusion of such Borrowing Base Property as an Additional Borrowing Base Property, execute and deliver to the Administrative Agent a Guaranty Supplement. Each such Subsidiary or other Person(s) shall be specifically authorized, in accordance with its respective organizational documents, to be a Guarantor hereunder and to execute such Additional Security Documents as the Administrative Agent may require. The Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to Guarantors to be true and correct with respect to each such Subsidiary. In connection with the delivery of such Guaranty Supplement, the Borrower shall deliver to the Administrative Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Administrative Agent may reasonably require.
               (b) Upon the execution and delivery by any Person of a Guaranty Supplement, (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Agreement to a “Guarantor” or a “Loan Party” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Agreement”, “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Agreement and this Guaranty, and each reference in any other Loan Document to the “Loan Agreement”, “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Agreement and this Guaranty, shall mean and be a reference to this Agreement and this Guaranty as supplemented by such Guaranty Supplement.
          SECTION 7.06. Indemnification by Guarantors. (a) Without limitation on any other Obligations of any Guarantor or remedies of the Administrative Agent or the Lenders under this Agreement, this Guaranty or the other Loan Documents, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Administrative Agent, each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.
               (b) Each Guarantor hereby also agrees that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Loans, the Loan Documents or any of the transactions contemplated by the Loan Documents.
          SECTION 7.07. Subordination. (a) Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.07.
               (b) Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless the Administrative Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.
               (c) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Administrative Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.
               (d) Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Administrative Agent and the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

               (e) Administrative Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).
          SECTION 7.08. Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Maturity Date, (b) be binding upon the Guarantors, their successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the Lenders and their successors, transferees and assigns; provided that at such time, if any, as any Guarantor ceases to have any direct or indirect ownership interest in any Borrowing Base Property or in any other Loan Party, such Guarantor shall, so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, be released from all obligations under this Guaranty and cease to be a party to this Agreement.
          SECTION 7.09. Collateral. (a) The Obligations shall be secured by a perfected first priority lien and security interest to be held by the Administrative Agent for the benefit of the Lenders on the Collateral, pursuant to the terms of the Security Documents.
               (b) Additional Collateral. In connection with any existing Borrowing Base Property or the addition of a Borrowing Base Property as an Additional Borrowing Base Property, each Loan Party covenants and agrees that it shall, and shall cause each of its Subsidiaries (each such Loan Party and Subsidiary herein referred to as an “Additional Pledgor”) to, execute and deliver such documents, instruments, agreements and certificates as the Administrative Agent may reasonably request, including any amendments to or additional Security Documents (the “Additional Security Documents”), in order to grant to the Administrative Agent, for the benefit of the Lenders, the best possible first priority lien and security interest in as much of the Equity Interests and/or Distribution Interests (or such portion thereof) in each Person owning or leasing a Student Housing Property included as a Borrowing Base Property as may be granted by any such Additional Pledgor without the consent (which shall not, for the avoidance of doubt, include mere notice) to any unaffiliated third party. In furtherance of the foregoing, each Loan Party covenants and agrees to, on a commercially reasonable best efforts basis, enter into loan documentation, upon terms and conditions reasonably satisfactory to the Administrative Agent, in connection with any refinancing, prepayment or repayment of any indebtedness of the Borrower or any Wholly Owned Subsidiary which owns or leases a Borrowing Base Property, whether or not secured by such Borrowing Base Property, which permits, or removes or terminates any prohibition on, the granting of a pledge of Equity Interests or Distribution Interests (or any portion thereof) in any such Subsidiary so as to permit the best possible first priority lien and security interest in as much of the Equity Interests and/or Distribution Interests (or such portion thereof) in such Subsidiary in favor of the Administrative Agent and the Lenders. In connection with the delivery of such Additional Security Documents, the Borrower shall also deliver to the Administrative Agent such loan documents, organizational agreements, UCC search results, resolutions, consents, opinions and other documents and instruments as the Administrative Agent may reasonably require.
               (c) Release of Collateral.
                    (i) Upon the refinancing or repayment of the Loans in full, then the Administrative Agent shall release the Collateral from the lien and security interest of the Security Documents.
                    (ii) Upon the satisfaction of the conditions set forth in the definition of “Removed Borrowing Base Property”, the Administrative Agent shall, within ten (10) Business Days following the date such requirements are satisfied, execute and deliver such documents, instruments and other agreements as may be reasonably required to evidence and effect the release of the Collateral relating to such Removed Borrowing Base Property from the lien and security interest of the Security Documents.
               (d) Cash Collateral. In the event that Borrower desires to cure a Default or Event of Default under Sections 5.04(h) and (i), Borrower may establish with the Administrative Agent for the benefit of the Lenders a “cash collateral” account of the Borrower (“Cash Collateral Account”) into which Borrower shall deposit, simultaneously with the delivery of a Borrowing Base Certificate pursuant to Section 5.03(d)(i) for any fiscal quarter of the Borrower, cash to be included in the calculation of Borrower’s compliance with the covenants set forth in Sections 5.04(h) and (i) for such fiscal quarter. The Borrower hereby grants a security interest in the Cash Collateral Account and all amounts held therein from time to time (the “Cash Collateral”) to the Administrative Agent for the benefit of the Lenders to secure the Obligations of the Loan Parties under the Loan Documents. Simultaneously with the deposit of said Cash Collateral into the Cash Collateral Account, the Borrower shall execute and deliver to the Administrative Agent for the account of the Lenders, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of such security interest in the Cash Collateral Account and the Cash Collateral (including, without limitation, a cash collateral account agreement in form and substance reasonably satisfactory to Administrative Agent). Only the Administrative Agent shall have access to the Cash Collateral Account and the Cash Collateral. If all of the foregoing conditions have been satisfied, the Cash Collateral shall be included as Collateral hereunder and the Lenders shall be deemed to have waived any violation of the covenants set forth in Sections 5.04(h) and (i) that Borrower cures by means of the inclusion of such Cash Collateral as Collateral hereunder. So long as there does not exist a continuing Event of Default, to the extent that all or a portion of the Cash Collateral deposited in the Cash Collateral Account is not needed to maintain the Borrower’s compliance with the covenants set forth in Sections 5.04(h) and (i), the Borrower may request in writing that the Administrative Agent return the portion of such Cash Collateral not required to maintain such compliance with the covenants set forth in Sections 5.04(h) and (i) (the “Excess Cash Collateral”). The Administrative Agent shall return the Excess Cash Collateral to the Borrower promptly following the Administrative Agent’s receipt of such request together with a Borrowing Base Certificate delivered pursuant to Section 5.03(d)(i), and the Administrative

Agent’s agreement with the calculations as to compliance with in Sections 5.04(h) and (i) set forth in such Borrowing Base Certificate. Upon the occurrence of an Event of Default (and during the continuance thereof), at the direction of the Required Lenders, the Administrative Agent may declare a portion of the principal balance of the Loans equal to any amounts then on deposit in the Cash Collateral Account to be due and payable without demand. Such amounts shall be withdrawn from the Cash Collateral Account by the Administrative Agent and shall be applied to the Obligations of the Loan Parties under the Loan Documents.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
          SECTION 8.01. Authorization and Action. (a) Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement. Notwithstanding anything to the contrary in any Loan Document, no Person identified as a syndication agent, documentation agent, senior manager, lead arranger or book running manager, in such Person’s capacity as such, shall have any obligations or duties to any Loan Party, the Administrative Agent or any other Lender under any of such Loan Documents.
          The obligations of Administrative Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Administrative Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Administrative Agent shall act as the contractual representative of the Lenders hereunder and notwithstanding the use of the term ‘Administrative Agent’, it is understood and agreed that the Administrative Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.
               (b) [Intentionally Omitted.]
          SECTION 8.02. Administrative Agents’ Reliance, Etc. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents or the value of any Collateral; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.
          SECTION 8.03. Administrative Agent and Affiliates. With respect to its Commitment, the Loans made by it and the Notes issued to it, the Lender acting as the Administrative Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include such Lender acting as Administrative Agent in its individual capacity. The Lender acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any Subsidiary of any Loan Party and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if such Lender acting as Administrative Agent were not the Administrative Agent and without any duty to account therefor to the Lenders.
          SECTION 8.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
          SECTION 8.05. Indemnification by Lenders. (a) Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.
               (b) [Intentionally Omitted.]
               (c) For purposes of this Section 8.05, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to their respective Commitments at such time. The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.
          SECTION 8.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders (it being understood and agreed that in connection with any removal of the Administrative Agent on the grounds of its gross negligence or willful misconduct, the Loans held by the Lender then acting as Administrative Agent shall not be considered in calculating the percentage threshold of “Required Lenders”) . Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent, which appointment shall, provided that no Default has occurred and is continuing, be subject to the consent of the Borrower, such consent not to be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000 and which appointment shall, provided that no Default has occurred and is continuing, be subject to the consent of the

Borrower, such consent not to be unreasonably withheld or delayed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation or removal under this Section 8.06 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation or removal shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent shall have become effective, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement.
ARTICLE IX
MISCELLANEOUS
          SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, or any waiver of any Default or Event of Default (either generally or in a particular instance and either retroactively or prospectively), shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time: (i) waive any of the conditions specified in Section 3.01 (ii) amend the definition of “Required Lenders” or otherwise change the number of Lenders or the percentage of (x) the Commitments or (y) the aggregate unpaid principal amount of the Loans that, in each case, shall be required for the Lenders or any of them to take any action hereunder, (iii) release the Borrower with respect to any of its monetary Obligations under the Loan Documents or reduce or limit the obligations of any Guarantor under Article VII or release such Guarantor or otherwise limit such Guarantor’s liability with respect to the Guaranteed Obligations except in accordance with Section 7.08 or release any Collateral except in accordance with Section 7.09, (iv) release any Borrowing Base Property (except as contemplated by the definition of “Removed Borrowing Base Property”), in each case in any transaction or series of related transactions, or permit the creation, incurrence, assumption or existence of any Lien on any individual Borrowing Base Property, in each case in any transaction or series of related transactions, to secure any Obligations other than Obligations owing to the Lenders under the Loan Documents, (v) amend this Section 9.01, (vi) increase the Commitments of the Lenders (except as provided in Section 2.16) or subject the Lenders to any additional obligations, (vii) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (viii) extend the Maturity Date (except as provided in Section 2.18) or otherwise postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or amend Section 2.06, or (ix) limit the liability of any Loan Party under any of the Loan Documents; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents.
          SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered, (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b) or (z) as and to the extent expressly permitted in this Agreement, transmitted by e-mail, provided that such e-mail shall in all cases include an attachment (in PDF format or similar format) containing a legible signature of the person providing such notice, if to the Borrower, at its address at 805 Las Cimas Parkway, Suite 400, Austin, Texas 78746, Attention: Brian Nickel, or, if applicable, at bnickel@studenthousing.com (and in the case of transmission by e-mail, with a copy by U.S. mail to 805 Las Cimas Parkway, Suite 400, Austin, Texas 78746, Attention: Brian Nickel); if to any Initial Lender, at its Domestic Lending Office, or, if applicable, at the e-mail address specified opposite its name on Schedule I hereto (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); if to any other Lender, at its Domestic Lending Office, or, if applicable, at the e-mail address specified in the Assignment and Acceptance pursuant to which it became a Lender (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); and if to the Administrative Agent, at its address at 127 Public Square, Cleveland, Ohio 44114-1306, Attention: John Scott; Tel: 216/689-5986; Fax: 216/689-4997; E-mail john_c_scott@keybank.com; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or e-mailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by e-mail, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VIII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.
               (b) So long as KeyBank is the Administrative Agent, materials required to be delivered pursuant to Section 5.03(a), (b), (c) and (g) shall be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent and the Lenders by e-mail at john_c_scott@keybank.com. The Borrower agrees that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any Loan Party, any of their Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Syndtrak or a substantially similar electronic transmission system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.
               (c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement, provided that if requested by any Lender, the Administrative Agent shall deliver a copy of the Communications to such Lender by e-mail or telecopier. Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.
          SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          SECTION 9.04. Costs and Expenses. (a) Each Loan Party agrees jointly and severally to pay on demand (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Arranger and each of their Affiliates (the “Agent Parties”) in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, (B) the reasonable fees and expenses of counsel for such Agent Parties with respect thereto (including, without limitation, with respect to reviewing and advising on matters required to be completed by the Loan Parties on a post-closing basis), with respect to advising such Agent Parties as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto and (C) the reasonable fees and expenses of counsel for such Agent Parties with respect to the preparation, execution, delivery and review of any documents and instruments at any time delivered in connection with the inclusion of any Additional Borrowing Base Property within the definition of “Borrowing Base Property” or the addition or substitution of additional Collateral) and (ii) all out-of-pocket costs and expenses of each Agent Party and each Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally

(including, without limitation, the fees and expenses of counsel for such Agent Party and each Lender with respect thereto).
               (b) Each Loan Party agrees to indemnify, defend and save and hold harmless each Indemnified Party from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Loans, the actual or proposed use of the proceeds of the Loans, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated. Each Loan Party also agrees not to assert any claim against any Agent Party, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loans, the actual or proposed use of the proceeds of the Loans, the Loan Documents or any of the transactions contemplated by the Loan Documents.
               (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Loan, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of a Loan for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan; provided that such compensation shall not include loss of margin or profits.
               (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

               (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower and the other Loan Parties contained in Sections 2.10 and 2.12, Section 7.06 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.
          SECTION 9.05. Right of Set-off. Regardless of the adequacy of any Collateral, upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or such Loan Party now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. The Administrative Agent and each Lender agrees promptly to notify the Borrower or such Loan Party after any such set-off and application; provided, however that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender and their respective Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, such Lender and their respective Affiliates may have.
          SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, each Guarantor named on the signature pages hereto and the Administrative Agent and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Guarantors named on the signature pages hereto and the Administrative Agent and each Lender and their respective successors and assigns, except that neither the Borrower nor any other Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
          SECTION 9.07. Assignments and Participations. (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it and the Note or Notes held by it); provided, however that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of its Loan, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Fund Affiliate of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitment being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower), (iii) each such assignment shall be to an Eligible Assignee, (iv) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Fund Affiliate of any Lender, in which case notice of such assignment shall be provided to the Administrative Agent and the Borrower, no such assignments shall be permitted without the consent, which such consent shall not be unreasonably withheld, of (A) the Administrative Agent and (B) so long as no Default or Event of Default shall have occurred and be continuing at the time of the effectiveness of such assignment, the Borrower and (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and, except if such assignment is being made by a Lender to an Affiliate or Fund Affiliate of such Lender, a processing and recordation fee of $3,500.
               (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12, 7.06, 8.05 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
               (c) By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
               (d) The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment and principal amount of the Loans owing under each Facility to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.
               (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by the applicable Lender, execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes, if any, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.
               (f) In the event the Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request is approved by the Administrative Agent but is not approved by one or more of the Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) Business Days after the Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, the Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Administrative Agent and the Non-Consenting Lender within thirty (30) Business Days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its Commitment. The Administrative Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire it Pro Rata Share of the Commitment of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its Pro Rata Share, then to such remaining Lenders in such proportion as approved by the Administrative Agent). In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Commitment, then the Administrative Agent shall endeavor to find a new Lender or Lenders to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Non-Consenting

Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by the Administrative Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance and such Non-Consenting Lender’s original Note, if any. The purchase price for the Non-Consenting Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable amounts payable pursuant to Section 9.04(c) which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment (provided that the Borrower may pay to such Non-Consenting Lender any interest, fees or other amounts (other than principal) owing to such Non-Consenting Lender).
               (g) Each Lender may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it and the Note or Notes (if any) held by it); provided, however that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, and (vi) if, at the time of such sale, such Lender was entitled to payments under Section 2.12(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to such participant on such date, provided that such participant complies with the requirements of Section 2.12(e).
               (h) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.
               (i) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and the Note or Notes held by it)

in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
          SECTION 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.
          SECTION 9.09. [Intentionally Omitted.]
          SECTION 9.10. Confidentiality. Neither the Administrative Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Administrative Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner regulating such Lender and (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender.
          SECTION 9.11. [Intentionally Omitted.]
          SECTION 9.12. Patriot Act Notification. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Parent Guarantor and the Borrower shall, and shall cause each of their Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
          SECTION 9.13. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.
               (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          SECTION 9.14. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
          SECTION 9.15. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, EACH OTHER LOAN PARTY, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOANS OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
[Balance of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

AMERICAN CAMPUS COMMUNITIES
OPERATING PARTNERSHIP LP, a Maryland limited
partnership

	By:	American Campus Communities Holdings LLC, a Maryland limited liability company, its general partner

		By:	American Campus Communities, Inc., a
Maryland corporation, its sole member

By:
Name:
Title:

GUARANTORS:

AMERICAN CAMPUS COMMUNITIES, INC., a Maryland corporation

By:
Name:
Title:

ACC (AGGIE STATION) GP LLC, a Delaware limited
liability company

By:
Name:
Title:

ACC OP (CITYPARC) GP LLC, a Delaware limited
liability company

By:
Name:
Title:

ACC (OUTPOST SAN ANTONIO) GP LLC, a
Delaware limited liability company

By:

Name:
Title:

ACC OP-ROYAL TUCSON ENTRADA REAL 1,
LLC, a Delaware limited liability company

By:	ACC OP Royal Tucson Entrada Real 3, LLC, a
Delaware limited liability company, its sole member

By:	American Campus Communities
Operating Partnership LP, a Maryland limited
partnership, its sole member

By:	American Campus Communities
Holdings LLC, a Maryland limited liability
company, its general partner

By:	American Campus Communities, Inc., a
Maryland corporation, its sole member

By:
Name:
Title:
[SIGNATURES CONTINUED ON NEXT PAGE]

ACC OP-ROYAL TUCSON ENTRADA REAL 3,
LLC, a Delaware limited liability company

By:	American Campus Communities
Operating Partnership LP, a Maryland limited
partnership, its sole member

By:	American Campus Communities
Holdings LLC, a Maryland limited liability
company, its general partner

By:	American Campus Communities, Inc., a
Maryland corporation, its sole member

By:

Name:
Title:

RAP STUDENT HOUSING PROPERTIES LLC, a
Delaware limited liability company

By:

Name:
Title:

RFG CAPITAL MANAGEMENT PARTNERS, L.P., a
Delaware limited partnership

	By:	RAP Student Housing Properties LLC, a
Delaware limited liability company, its
general partner

By:
Name:
Title:
[SIGNATURES CONTINUED ON NEXT PAGE]

RFG-CMP THE VILLAGE AT BLACKSBURG,
LLC, a Delaware limited liability company

By:	RFG Capital Management Partners, L.P., a
Delaware limited partnership, its sole member

	By:	RAP Student Housing Properties LLC, a
Delaware limited liability company, its
general partner

By:
Name:
Title:

LENDERS:

KEYBANK NATIONAL ASSOCIATION, individually as a Lender and as Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, N.A.

By:
Name:
Title:

MERRILL LYNCH BANK USA

By:
Name:
Title:

RBS CITIZENS, N.A., D/B/A CHARTER ONE BANK

By:
Name:
Title: